UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant      ☑

Filed by a Party other than the Registrant      ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TransUnion

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐		Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 20, 2017

Dear Fellow Stockholders:

I am pleased to invite you to join our Board of Directors (Board) and senior leadership for our 2017 Annual Meeting of Stockholders, which will be held on Wednesday, May 3, 2017, at 1:00 p.m. Eastern Daylight Time at the offices of Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, Pennsylvania 19103.

In 2016, TransUnion delivered very good results in a year highlighted by strong financial performance, outstanding execution and meaningful strategic actions. Revenue, adjusted EBITDA and adjusted earnings per share grew double-digits as a result of strong growth from each of our three business segments — USIS, International and Consumer Interactive.

The attached Notice of Annual Meeting of Stockholders and proxy statement will serve as your guide to the business to be conducted at the meeting. We are mailing a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders. We believe the Notice process allows us to provide our stockholders with the information they desire in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting. The Notice contains instructions on how to access our 2016 Annual Report (which includes our 2016 Form 10-K), proxy statement and proxy card over the Internet, as well as instructions on how to request a paper copy of the materials, if desired.

Your vote is very important to us. We encourage you to sign and return your proxy card and/or vote through the telephone or Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the Annual Meeting. Instructions on how to vote are on page 6.

We urge you to read the accompanying proxy statement carefully and to vote FOR the director nominees proposed by the Board of Directors and FOR the other proposal in accordance with the recommendations of the Board of Directors.

On behalf of your Board of Directors, thank you for your confidence in TransUnion. I look forward to your continued support.

Jim Peck

President and Chief Executive Officer

555 West Adams Street

Chicago, Illinois 60661

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, May 3, 2017

1:00 p.m. Eastern Daylight Time

The 2017 Annual Meeting of Stockholders of TransUnion will be held at 1:00 p.m. Eastern Daylight Time on Wednesday, May 3, 2017, at the offices of Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect each of Leo F. Mullin and Steven M. Tadler to the Board of Directors as a Class II director for a 3-year term;

2.	To ratify the appointment of Ernst & Young LLP as TransUnion’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The close of business on March 6, 2017 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination, by any stockholder, at our offices in Chicago, Illinois during normal business hours for a period of ten days before the Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. Under this process, on or around March 20, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders informing them that our proxy statement, 2016 Annual Report (which includes our 2016 Form 10-K) and voting instructions are available on the Internet as of the same date. As more fully described in the Notice, all stockholders may choose to access our proxy materials via the Internet or may request printed materials.

By order of the Board of Directors,

Mick Forde

Senior Vice President and Corporate Secretary

March  20, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of the 2017 Annual Meeting, the proxy statement and our 2016 Annual Report

(which includes our 2016 Form 10-K) are available at: www.proxyvote.com

2017 Proxy Statement Contents

i

ii

TransUnion

555 West Adams Street

Chicago, Illinois 60661

(312) 985-2000

www.transunion.com

PROXY STATEMENT

For the 2017 Annual Meeting of Stockholders

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (or Board) to be voted at the 2017 Annual Meeting of Stockholders (Annual Meeting) of TransUnion, a Delaware corporation, sometimes referred to as the Company, we, us or our. The Annual Meeting will be held on Wednesday, May 3, 2017 at 1:00 p.m. Eastern Daylight Time at the offices of Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, Pennsylvania 19103.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we are providing our stockholders access to our proxy materials and other Annual Meeting materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to our stockholders on or about March 20, 2017, unless a stockholder has previously requested printed materials. Stockholders will have the ability to access the proxy materials and our 2016 Annual Report (which includes our 2016 Form 10-K) on a website referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice. The Notice contains instructions on how you can vote on the Internet or by telephone. You will need the 16-digit control number provided on the Notice or your proxy card (if applicable) to vote.

The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 8 of the proxy statement.

PROXY VOTING SUMMARY

This voting summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our 2016 Annual Report (which includes our 2016 Form 10-K) carefully before voting.

Annual Meeting of Stockholders

Time and Date:	Wednesday, May 3, 2017 at 1:00 p.m. Eastern Daylight Time

Place:	Reed Smith LLP Three Logan Square 1717 Arch Street, Suite 3100 Philadelphia, Pennsylvania 19103

Record Date:	March 6, 2017

Voting:	Stockholders as of the record date are entitled to vote.
Vote by Internet at http://www.proxyvote.com
Vote by telephone at 1-800-690-6903
Vote by completing and returning your proxy card or voter instruction card
Vote in person during the Annual Meeting
We urge you to vote before the meeting.

Voting Matters Agenda Item	Board Vote Recommendation	Page Reference

1. Election of Directors The Board recommends the election of each of the director nominees as a Class II director for a 3-year term.	FOR each Director Nominee	24

2. Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm The Board is asking stockholders to ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2017.	FOR	26

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of federal securities laws. Any statements made in this report that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A: Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as in our consolidated financial statements, related notes, and the other financial information appearing elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that factors affecting our actual financial results could cause actual results to differ materially from those expressed in the forward-looking statements. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	Where and when is the Annual Meeting?

A:	The Annual Meeting will be held on Wednesday, May 3, 2017 at 1:00 p.m. Eastern Daylight Time at the offices of Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, Pennsylvania 19103.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record at the close of business on March 6, 2017, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The record date is established by our Board. Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. On the record date, we had 182,120,770 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:	Do I need an admission ticket to attend the Annual Meeting?

A:	No. If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the Annual Meeting, to be admitted you must present proof of ownership as of the record date, such as the Notice or the voting instruction card that is sent to you or a current bank or brokerage account statement. The Company also may request appropriate identification such as a valid government-issued photo identification as a condition of admission to the Annual Meeting.
Q:	What is the difference between holding shares as a registered stockholder and as a beneficial owner or in “street name?”

A:	If your shares were registered directly in your name as of the record date with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. As a stockholder of record, we will mail the Notice, or if requested, copies of the proxy materials directly to you.

If your shares are held in stock brokerage account or by a bank of other nominee (“street name”), you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the Notice or, if requested, printed proxy materials and our 2016 Annual Report were forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares by following the voting instructions included in the materials. Please note that as a beneficial owner, you will not be able to vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated John W. Blenke, Executive Vice President and Corporate General Counsel, and Mick Forde, Senior Vice President and Corporate Secretary, to act as proxy holders at the Annual Meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.

Q:	What routine matters will be voted on at the Annual Meeting?

A:	The ratification of the independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

Q:	What non-routine matters will be voted on at the Annual Meeting?

A:	The election of directors is a non-routine matter on which brokers are not allowed to vote unless they have received voting instructions from their customers. Brokers who do not receive voting instructions will only be allowed to vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

Q:	Could other matters be decided at the Annual Meeting?

A:	We are not aware of any matters that will be considered at the Annual Meeting other than those described in this proxy statement. However, if any other matters properly arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

•	“FOR” the election of each of the two director nominees named in this proxy statement as a Class II director.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017.
Q:	What is the vote required for each proposal?

A:	For Proposal 1, Election of Directors, directors shall be elected by a plurality of the votes cast, meaning the two nominees receiving the most “FOR” votes will be elected as directors at the meeting. In the election of directors, you may vote “FOR” or “WITHHOLD” your vote with respect to each of the nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your shares will not have any effect on the election of directors. If you hold your shares in “street name” and do not give your broker specific voting instructions, your shares will not be voted and will not be counted in the election of the director nominees.

For Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, the proposal will be approved if more votes are cast “FOR” than are cast “AGAINST” the proposal. As Proposal 2 is advisory and non-binding, the Board will review the voting results on this proposal and take the results into account when making future decisions regarding this matter. Broker non-votes (described below) may be voted at the discretion of the broker or other nominee with respect to Proposal 2. Abstentions will have no effect on the outcome of Proposal 2.

Q:	What is a broker non-vote?

A:

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes.” For purposes of determining the outcome of any proposal as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, if allowed, these shares will be treated as not present and not entitled to vote with respect to that proposal, even though those shares are considered entitled to vote for quorum purposes.

Q:	What is the effect of an abstention?

A:	A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect on the vote on any proposal.

Q:	What constitutes a quorum?

A:	A majority of the aggregate voting power of the common stock entitled to be voted at the Annual Meeting is a quorum, which is required for holding and transacting business at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	Who is soliciting my vote?

A:	Our Board is soliciting your vote for the Annual Meeting.

Q:	How do I vote?

A:	Stockholders of record may attend and cast their votes at the Annual Meeting. You may also vote by any of the following methods (please vote as soon as possible):

Internet. Vote at http://www.proxyvote.com, the website for Internet voting. Follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 2, 2017.

Telephone. Vote by telephone by calling 1-800-690-6903. Follow the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 2, 2017.

Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 2, 2017.

If you hold your TransUnion shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please carefully follow the directions on your proxy card or the voter instruction card from your broker.

If you vote by Internet, telephone or mail, that will not limit your right to vote at the Annual Meeting if you later decide to change your vote while attending the Annual Meeting. Even if you plan to attend the Annual Meeting, the Board recommends that you submit a proxy in advance via the Internet, by telephone or by mail.

Q:	Can I vote my stock by filling out and returning the Notice?

A:	No. The Notice will provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot during the Annual Meeting.

Q:	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

A:	No.

Q:	Can I change my vote?

A:	Yes. You may revoke or change a proxy before the vote is taken at the Annual Meeting by:

•	giving notice of the revocation in writing to our Corporate Secretary at 555 West Adams Street, Chicago, Illinois 60661;

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and if mailed, is properly signed, or if submitted by telephone or over the Internet, is received by 11:59 p.m. (Eastern Daylight Time) on May 2, 2017; or

•	if you have instructed your broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.

Q:	Who will tabulate and certify the vote?

A:	Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.
Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. If necessary, we will file an amended Current Report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of this report and other reports free of charge on our Investor Relations website, www.transunion.com\tru, on the Financials page, or by contacting our Investor Relations department at 312-985-2860. Also, the Form 8-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.

Q:	Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

A:

Most stockholders received a Notice Regarding the Availability of Proxy Materials (Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to stockholders. On or around March 20, 2017, we will begin mailing the Notice to certain stockholders of record as of the close of business on March 6, 2017, and we will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Stockholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

Q:	How can I access the proxy materials over the Internet?

A:	Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available on our Investor Relations website, www.transunion.com\tru, on the Financials page.

Q:	What does it mean if I receive more than one proxy card or Notice?

A:	If you receive more than one proxy card or Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on each proxy card and/or Notice to ensure that all of your shares are voted.
Q:	Who pays for the proxy solicitation related to the Annual Meeting?

A:	We will bear the entire cost of this solicitation, including the preparation, assembly, printing, the mailing of the Notice and any mailing of this proxy statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of TransUnion, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We also will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

Q:	Can I choose to receive proxy statements and annual reports on the Internet instead of receiving them by mail?

A:	Yes. If you are a registered stockholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the Internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

Our Board of Directors directs the management of our business and affairs, as well as managing our business on behalf of our stockholders. The Board and management recognize that the interests of TransUnion are advanced by responsibly addressing the concerns of multiple constituencies, including employees, customers and the communities in which we operate. Our Corporate Governance Guidelines support the Board in its oversight role and in fulfilling its obligation to stockholders.

Our Corporate Governance Guidelines address, among other things:

•	the composition and responsibilities of the Board;
•	director independence and qualification standards;
•	Board meeting requirements;
•	management succession planning;
•	compensation of non-management directors; and
•	communications with Board members.

The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Guidelines and recommends modifications of these guidelines to the Board when appropriate, including when New York Stock Exchange (NYSE) and SEC regulations require changes.

You can find our Corporate Governance Guidelines on our Investor Relations website, www.transunion.com\tru, on the “Leadership and Governance” page.

Company Structure; Board Composition Requirements

TransUnion (formerly known as TransUnion Holding Company, Inc.) was formed by affiliates of Goldman, Sachs & Co. (“GS”) and Advent International Corporation (“Advent”) on February 15, 2012. On April 30, 2012, TransUnion Intermediate Holdings, Inc. (formerly known as TransUnion Corp.) was acquired by TransUnion and became our wholly-owned subsidiary. We refer to these transactions and related financing transactions as the “2012 Change in Control Transaction.” On June 30, 2015, we completed the initial public offering of 33,977,273 shares of our common stock (the “IPO”).

As of February 22, 2017, we are no longer a “controlled company” within the meaning of the rules of the NYSE and the rules of the SEC. As of March 6, 2017, our Sponsors (as defined below) beneficially own approximately 40.3% of our issued and outstanding common stock. Even though we are no longer a “controlled company,” we continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protections to stockholders of other companies during a one-year transition period.

Under the NYSE corporate governance standards, a “controlled company” may elect, as we did, not to comply with certain corporate governance standards, including the requirement (1) that a majority of the Board of Directors consist of independent directors, (2) that we have a Compensation Committee composed entirely of independent directors, (3) that we have a Nominating and Corporate Governance Committee composed entirely of independent directors, and (4) for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees.

As we move from being a “controlled company,” under the NYSE corporate governance standards, we are required to have the following additional governance measures in place by each of the transitions periods indicated below:

➢	A Board of Directors composed of a majority of independent directors by February 22, 2018;

➢	A Nominating and Corporate Governance Committee that has:

¡      at least a majority of independent members by May 23, 2017, and

¡      a fully independent Nominating and Corporate Governance Committee by February 22, 2018; and

➢	A Compensation Committee that has:

¡     at least a majority of independent members by May 23, 2017, and

¡      a fully independent Compensation Committee by February 22, 2018.

Our certificate of incorporation provides for a classified board of directors, with three directors in Class I (currently, Messrs. Awad, Mehta and Prozes), three directors in Class II (currently, Messrs. Mullin and Tadler and one vacancy) and four directors in Class III (currently, Messrs. Egan, Peck and Rajpal and Ms. Joseph). Under our Amended and Restated Major Stockholders’ Agreement, dated June 23, 2015 (the “Amended and Restated Major Stockholders’ Agreement”), by and among TransUnion, Advent-TransUnion Acquisition Limited Partnership (the “Advent Investor”), and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., Spartan Shield Holdings, GS Capital Partners Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holding, L.P., Opportunity Partners Offshore-B Co-Invest AIV, L.P. (the “GS Investors” and, together with the Advent Investor, the “Sponsors”), our Board of Directors includes two directors designated by the GS Investors (Mr. Rajpal and one vacant seat) and two directors designated by the Advent Investor (Messrs. Egan and Tadler).

Board Leadership Structure and Role of Board in Risk Oversight

Our Board of Directors is led by Mr. Mullin, our Non-Executive Chairman; we do not currently have a Lead Director. Although we do not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined, at this time, the Chief Executive Officer position is separate from our Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate for us at this time.

The Board believes that this leadership structure is appropriate because it strikes an effective balance between management, directors associated with our Sponsors, and independent director participation in the Board process. The Non-Executive Chairman role allows our President and Chief Executive Officer to focus on his management responsibilities in leading the business, setting the Company’s strategic direction and optimizing the performance and operations of the Company. At the same time, the Non-Executive Chairman can focus on Board leadership, provide guidance to the Chief Executive Officer, and focus on corporate governance and our overall business strategy. The Board believes that the separation of functions between the Chief Executive Officer and the Non-Executive Chairman of the Board provides independent leadership of the Board in the exercise of its oversight responsibilities, increases the accountability of the Chief Executive Officer and creates transparency into the relationship among executive management, the Board and our stockholders.

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit and Compliance Committee. The Audit and Compliance Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative, information security, and financial controls, and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, compliance, information security and internal audit functions, the Audit and Compliance Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

While the Board has not established mandatory minimum qualifications that a potential director nominee must possess, our Nominating and Corporate Governance Committee identifies candidates for the Board of Directors by taking into account all factors it considers appropriate, which may include ensuring that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience. The Nominating and Corporate Governance Committee considers diversity broadly to include differences of professional experience, viewpoint, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors. Important individual qualifications for our directors include strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.

In identifying qualified candidates for our Board, our Nominating and Corporate Governance Committee reviews candidates’ existing commitments to other businesses and potential conflicts of interest with other pursuits. The Nominating and Corporate Governance Committee evaluates legal considerations such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Our Nominating and Governance Committee will consider director candidates from many sources, including stockholders. Stockholder recommendations must follow certain procedures under SEC rules and regulations and the Company’s bylaws. Any such recommendations must be in writing and delivered to the Nominating and Governance Committee at the following address: Corporate Secretary, 555 West Adams Street, Chicago, Illinois 60661. The Nominating and Governance Committee will evaluate all candidates for the Board in the same manner, including those candidates proposed by stockholders.

The Nominating and Corporate Governance Committee considers candidates with demonstrated skills or expertise in the following areas:

➢	Business or regulatory acumen
➢	Industry knowledge and experience
➢	Technical skills
➢	Relevant career experience
➢	Financial expertise
➢	Local or community ties
➢	Strength of character
➢	Mature judgment
➢	Independent thought
➢	Ability to work collegially

The specific experience and qualifications of each of our directors is described below. The age indicated for each director is as of March 15, 2017.

George M. Awad, 56	Director since 2013
Founder and Principal, Gibraltar Capital Corporation

Qualification Highlights

•	Executive level experience in leading consumer financial services companies
•	Finance and accounting experience

George M. Awad created and is the principal of Gibraltar Capital Corporation, a wealth management and advisory firm providing investment and business advice to wealthy, internationally-based families. He is a highly accomplished executive with exceptional operating experience in running large, global businesses across the full suite of consumer financial services products, including senior leadership roles with GE Capital (1988-2006) and Citigroup, Inc. (2006-2011), with focus on domestic and global markets. Most recently, Mr. Awad served as CEO, Consumer Finance for Citigroup, with prior positions as CEO, North America Cards and CEO, Global Consumer Group EMEA. Mr. Awad acted as the interim CEO and Chairman of the Board for Walter Management from June to September 2016 and continues in the role of the Chairman of the Board.

Mr. Awad holds a B.S. from the American University of Beirut and an M.B.A from the University of Pittsburgh - Katz Graduate School of Business.

Christopher Egan, 40	Director since 2012
Advent International, Managing Director

Qualification Highlights

•	Significant financial, investment and operational experience

Christopher Egan is a Managing Director at Advent International, having joined the firm in 2000. He has co-led Advent’s investments in nine companies, including Equiniti, BondDesk Group, National Bankruptcy Services, Datek Online Holdings, CETIP, Sophis, RedPrairie, GFI Group and P2 Energy Group. Mr. Egan previously worked at UBS Warburg in the financial sponsors group. Mr. Egan also serves as a director on the board of P2 Energy Group, Ansira Partners, Inc. and CCC Information Services Inc.

Mr. Egan holds a B.A. from Dartmouth College.

Pamela A. Joseph, 58	Director since 2015
President and Chief Operating Officer of TSYS

Qualification Highlights

•	Significant executive experience
•	Finance and accounting experience
•	Technology expertise

Pamela A. Joseph has served as the President and Chief Operating Officer of TSYS since May 2016. Ms. Joseph was previously the Vice Chairman of U. S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly-owned subsidiary of U.S. Bancorp, a position she held since 2004. Ms. Joseph currently is a director of TSYS (since 2016) and Paychex, Inc. (since 2005). She serves on the Audit and Executive Committee of Paychex. Ms. Joseph previously served as a director of Centene Corporation from September 2007 to April 2016.

Ms. Joseph holds a B.S. from University of Illinois at Champaign-Urbana.

Siddharth N. (Bobby) Mehta, 58	Director since 2012
Former TransUnion President and CEO

Qualification Highlights

•	Significant familiarity with the Company’s business and industry
•	Executive experience
•	Finance and accounting experience

Siddharth N. (Bobby) Mehta is the former President and Chief Executive Officer of TransUnion. He joined the Company in August 2007 and served as the President and Chief Executive Officer until December 31, 2012. From May 2007 through July 2007, he was a consultant to our Board of Directors. From 1998 through February 2007, he held a variety of positions with HSBC Finance Corporation and HSBC North America Holdings, Inc., including Chairman and Chief Executive Officer of HSBC Finance Corporation. He also serves on the board of directors of The Allstate Corporation, Piramal Enterprises Limited, DataCard Group, The Chicago Public Education Fund, The Field Museum, the Myelin Repair Foundation, The Lab School and Avant, Inc.

Mr. Mehta holds a B.S. from London School of Economics and an M.B.A. from the University of Chicago.

Leo F. Mullin, 74	Chairman of the Board since 2015; Director since 2012
Retired CEO of Delta Airlines

Qualification Highlights

•	Extensive experience in large, multinational corporations
•	Finance and accounting experience
•	Extensive background in public company governance

Leo F. Mullin served as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners (“GSCP”), including board service on companies in which GSCP has invested, through 2015. Mr. Mullin retired from Delta Airlines in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation, the nation’s tenth largest bank, from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. He has also served as a senior vice president at Conrail for five years, and as a consultant with McKinsey and Company for nine years, the last three years as a partner. Mr. Mullin previously served as director of Johnson & Johnson from 1999 to April 2015 and Educational Management Corporation from 2006 to 2015, and currently serves as a director of Chubb Limited.

Mr. Mullin holds an A.B. from Harvard College, an M.S. from Harvard Graduate School of Arts & Sciences and an M.B.A. from Harvard Business School.

James M. Peck, 53	Director since 2012
President and Chief Executive Officer, TransUnion

Qualification Highlights

•	Extensive business and industry experience
•	Significant management experience
•	Technology expertise

James M. Peck joined the Company in December 2012 as President and Chief Executive Officer. Mr. Peck has more than 20 years of information management, global product development and engineering experience. He has led TransUnion through a transformation into a higher-growth, higher-margin business by setting and executing a strong strategy focused on enhancing the Company’s data, technology and analytics capabilities and achieving growth in key industry verticals and international markets. Prior to TransUnion, Mr. Peck was with Reed Elsevier, a FTSE 100 company, where he served as CEO of the LexisNexis Risk Solutions business from 2004-2012. Prior to 2004, Mr. Peck was the Senior Vice President and Chief Product Officer for the LexisNexis group. Previously, Mr. Peck was the Senior Vice President of Product Development with Celera Genomics, a bio-technology firm that sequenced the human genome. Prior to that, he spent a decade at LexisNexis in engineering and executive roles to manage and build information solutions. He also serves on the board of the Museum of Science and Industry, Chicago.

Mr. Peck holds a bachelor’s degree from the University of Dayton and an M.B.A. from The Ohio State University.

Andrew Prozes, 71	Director since 2014
Executive Chairman, Scribestar

Qualification Highlights

•	Executive level experience in leading consumer financial services companies
•	Extensive business and industry experience
•	Extensive background in public company governance

Andrew Prozes has served as Executive Chairman of Scribestar Limited since 2012. He also serves as a director and chairs the Compensation Committee for Cott Corporation. He serves on the board of directors of Corporate Risk Holdings, Ethoca Limited and Synpative Limited, and a number of other private for-profit and not-for-profit boards. Mr. Prozes served as the Chief Executive Officer of LexisNexis and on the board of directors of Reed Elsevier PLC from 2000 until December 2010. Prior to joining Reed Elsevier, Mr. Prozes served as Executive Vice President and Chief Operating Officer of West Group, part of the Thomson Reuters Corporation, from 1997 to 2000. From 1988 to 1996, he served as President of Southam’s City Newspapers and was responsible for thirteen daily newspapers and Southam’s business information. Mr. Prozes is a past Chairman of The U.S. Information Industry Association and has served on the boards of the Information Technology Association of Canada and the Canadian Newspaper Association. He is also a board member of the National Executive Services Corporation and a board trustee of Freedom House in Washington, D.C.

Mr. Prozes holds a B.A. from University of Waterloo and an M.B.A. from York University.

Sumit Rajpal, 41	Director since 2012
Managing Director, Goldman Sachs

Qualification Highlights

•	Significant financial, investment and operational experience

Sumit Rajpal is a Managing Director at Goldman Sachs, where he co-heads the Corporate Private Equity business globally and runs the Americas Corporate Private Equity business in the Merchant Banking Division. He joined Goldman, Sachs & Co. in 2000 and became a Managing Director in 2007. Mr. Rajpal serves on the boards of K&N Engineering, Hastings plc, Ipreo, ProSight Specialty Insurance, and Safeguard Products. He previously served as a director of Enstar Group Limited from May 2011 to September 2016.

Mr. Rajpal holds a Bachelor of Commerce from the University of Bombay, a post-graduate management accountant certification (Grad. CWA) and a post-graduate business administration degree from the Indian Institute of Management in Ahmedabad, India.

Steven M. Tadler, 57	Director since 2012
Managing Partner, Advent International

Qualification Highlights

•	Significant financial, investment and operational experience
•	Extensive background in public company governance

Steven M. Tadler is a Managing Partner at Advent International, having joined the firm in 1985 and becoming Managing Director of the North American buyouts group in 1994. From 1997 to 2006, Mr. Tadler headed Advent’s European Operations. Mr. Tadler also serves as a director on the boards of Bojangles’, Inc., wTe Corporation, and Advent.

Mr. Tadler holds a B.S. from University of Virginia and an M.B.A. from Harvard Business School.

Board Committees

The standing committees of our Board of Directors consist of an Audit and Compliance Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. The Board has adopted written charters for each of its committees, which can be found on our Investor Relations website, www.transunion.com\tru, on the “Leadership and Governance” page.

AUDIT AND COMPLIANCE COMMITTEE 2016 Meetings: 5 Pamela A. Joseph, Chair (I) George M. Awad (I) Leo F. Mullin (I)

•      Assist the Board in overseeing and monitoring:

¡      the quality and integrity of our financial statements and our financial reporting and disclosure practices;

¡      our compliance with applicable legal and regulatory requirements;

¡      our independent registered public accounting firm’s qualifications and independence; and

¡      the performance of our internal audit function.

•      Retain our independent registered public accounting firm.

•      Pre-approve the audit and non-audit services to be provided by our independent registered public accounting firm.

•      Consult with our independent and internal auditors regarding audits of our consolidated financial statements and the adequacy of internal controls.

•      Prepare the audit committee report for our proxy statement.

➢      Our Board has determined that each member of the Audit and Compliance Committee qualifies as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

➢      Our Board has determined that each of Ms. Joseph and Messrs. Awad and Mullin qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

I = Independent

COMPENSATION COMMITTEE 2016 Meetings: 6 Andrew Prozes, Chair (I) Sumit Rajpal Steven M. Tadler

•      Assist our Board of Directors in discharging its responsibilities relating to:

¡      setting our compensation program and compensation of our executive officers and directors;

¡      monitoring our incentive and equity-based compensation plans; and

¡      preparing the compensation committee report in our proxy statement.

•      Make annual compensation decisions for our executive officers, including adjustments to base salary, bonus, equity and equity-based incentives, and other benefits.

•      Make recommendations to the Board regarding compensation for non-management directors for their Board and committee service.

•      Review and discuss with management, at least annually, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company.

•      The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

•      Consult directly with our independent compensation consultant, Frederic W. Cook & Co., Inc., as needed, and with management to review and evaluate our compensation practices, which include both our executive and director compensation programs.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE 2016 Meetings: 2 Leo F. Mullin, Chair (I) Christopher Egan James M. Peck Sumit Rajpal

•      Assist our Board of Directors in discharging its responsibilities relating to:

¡      identifying qualified individuals to become new Board members;

¡      reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection, or recommending that the Board select the director nominees for our annual meeting of stockholders;

¡      identifying qualified Board members to fill vacancies on any Board committee and recommending that the Board appoint the identified member to the applicable committee;

¡      reviewing and recommending to the Board applicable corporate governance guidelines; and

¡      overseeing the evaluation of the Board and management.

I = Independent

EXECUTIVE COMMITTEE 2016 Meetings: 1 Leo F. Mullin, Chair (I) Christopher Egan James M. Peck Sumit Rajpal	• Exercise the powers and authority of the Board during the intervals between meetings of the full Board of Directors.

I = Independent

Meetings and Meeting Attendance

During 2016, each of our directors attended at least 75% of the Board and Board committee meetings on which he or she served. During 2016, our Board of Directors met 5 times. Directors are expected to attend our annual stockholders’ meetings. All of the members of our Board attended our 2016 Annual Meeting of Stockholders.

Director Independence

Our Board of Directors has affirmatively determined that Ms. Joseph and Messrs. Awad, Mullin and Prozes qualify as independent directors under the corporate governance standards of the NYSE. Mr. Gilbert Klemann, who also served as a director in 2016, was not deemed to be independent under the NYSE rules. In making these determinations, our Board considered various transactions and relationships between each director or director nominee, his or her immediate family, and our Company and its subsidiaries. The purpose of this review by our Board was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of its review of our nominees for director, the Board determined that Mr. Mullin is independent under NYSE rules. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of our Company.

Communications with Directors

We have established a process for communications with directors. All interested parties (including our stockholders) who would like to communicate with, or otherwise make his or her concerns known directly to the Board, chairperson of any of the Audit and Compliance, Nominating and Corporate Governance or Compensation Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate General Counsel (John Blenke, jblenke@transunion.com), 555 West Adams Street, Chicago, Illinois 60661, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all directors, officers and employees. You can find our Code of Business Conduct on our Investor Relations website, www.transunion.com\tru, on the “Leadership and Governance” page, and a copy of the Code of Business Conduct may also be obtained free of charge upon a request directed to TransUnion, 555 West Adams Street, Chicago, Illinois 60661, Attn: Corporate Secretary.

Related Person Transactions

Our Board of Directors has adopted a written Related Person Transaction Policy, which provides that any “Related Person Transaction” must be reviewed and approved or ratified in accordance with specified procedures. The term “Related Person Transaction” includes any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate dollar amount involved exceeds $120,000 in any fiscal year, (2) the Company is, or is proposed to be, a participant, and (3) any person who is or was (since the beginning of the last year) a director, a nominee for director, an executive officer or a beneficial owner of more than five percent of any class of the Company’s voting securities, or a member of the immediate family of any such person, had, has or will have a direct or indirect interest (other than solely as a result of being a director or being less than a 10 percent beneficial owner of another entity).

Our policy requires each director, nominee and executive officer to notify the General Counsel in writing of any Related Person Transaction in which the director, nominee, executive officer or an immediate family member has or will have an interest and to provide specified details of the transaction. The General Counsel will deliver a copy of the notice to the Audit and Compliance Committee, who will then review the material facts of each proposed Related Person Transaction and approve, ratify or disapprove the transaction.

The vote of a majority of disinterested members of the Audit and Compliance Committee is required for the approval or ratification of any Related Person Transaction. The Audit and Compliance Committee may approve or ratify a Related Person Transaction if the Audit and Compliance Committee determines, in its business judgment, based on the review of all available information, that the transaction is fair and reasonable to the Company, that there is a business or corporate interest supporting the Related Person Transaction, and that the Related Person Transaction is in the best interests of the Company.

In making this determination, the Audit and Compliance Committee will consider, among other things:

•	the business or corporate purpose of the transaction;

•	whether the transaction is entered into on an arms-length basis and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the interest of the director, nominee, executive officer, beneficial owner or family member in the transaction is material;

•	whether the transaction would impair the independence of the director or executive officer;

•	whether the transaction would otherwise present an improper conflict of interest; and

•	whether the transaction would violate any law or regulation applicable to the Company or any provision of the Company’s Code of Business Conduct.

The policy also contains categories of pre-approved transactions that the Board has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In any case where the Audit and Compliance Committee determines not to approve or ratify a Related Person Transaction, the matter will be referred to the General Counsel for review and consultation regarding the appropriate disposition of such transaction, arrangement or relationship including, but not limited to, termination of the transaction or rescission or modification of the transaction in a manner that would permit it to be ratified and approved.

Amended and Restated Major Stockholders’ Agreement

As discussed earlier in this proxy statement, the Amended and Restated Major Stockholders’ Agreement provides that the GS Investors or their affiliates, and the Advent Investor or its affiliates, shall each designate two directors for election to the board of directors (so long as neither the GS Investors nor the Advent Investor has transferred more than 75% of their initial ownership interest in the Company). If either Sponsor transfers more than 75% of its initial ownership interests in the Company, then such Sponsor shall only be entitled to designate for election one director; and if either Sponsor transfers more than 90% of its initial ownership interest in the Company, then that Sponsor shall not be entitled to designate any directors for election. Additionally, so long as GS Capital Partners VI Parallel, L.P., an affiliate of GS, beneficially owns at least 5% of its initial ownership interest in the Company, it is permitted to designate for election one non-voting observer to our Board and any Board committee. The Amended and Restated Major Stockholders’ Agreement also requires each of GS and Advent to consult with one another regarding the transfer of their equity securities of the Company, so long as either of them own at least 20% of its initial ownership interest in the Company.

Additionally, because The Goldman Sachs Group, Inc. is a bank holding company and has elected to be treated as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), we have agreed to be subject to certain covenants in the Amended and Restated Major Stockholders’ Agreement for the benefit of The Goldman Sachs Group, Inc., which are intended to facilitate compliance with the BHC Act. In particular, The Goldman Sachs Group, Inc. has rights to conduct audits on, and to access certain of our information, and has certain rights to review the policies and procedures that we implement to comply with the laws and regulations that relate to our activities. In addition, we are obligated to provide The Goldman Sachs Group, Inc. with notice of certain events and business activities and cooperate with The Goldman Sachs Group, Inc. to mitigate potential adverse consequences resulting therefrom, as well as seek consent from them prior to expanding the nature of our activities. These covenants will remain in effect as long as the Federal Reserve deems us to be a “subsidiary” of The Goldman Sachs Group, Inc. under the BHC Act.

Registration Rights Agreement

We are parties to a registration rights agreement with certain affiliates of the Sponsors and certain members of management. The registration rights agreement provides the Sponsors an unlimited number of “demand” registrations, which require us to register shares of our common stock under the Securities Act of 1933, as amended (the “Securities Act”), held by the Sponsors and, if requested, to maintain an effective shelf-registration statement with respect to such shares. Each party to the registration rights agreement is also entitled to customary “piggyback” registration rights and entitled to participate in any registration of our common stock under the Securities Act that we may undertake. The registration rights agreement also provides that we will pay certain expenses, including legal fees, relating to such registrations and indemnify the Sponsors and the members of management party thereto against certain liabilities which may arise under the Securities Act.

Data and Data Services

In 2016, we entered into a series of transactions with affiliates of GS to license data and provide data services that we offer to all of our business customers. In connection with these transactions, we received aggregate fees of approximately $1.4 million in 2016. These transactions were approved by the Audit and Compliance Committee pursuant to the Related Person Transaction Policy.

Debt and Hedge Activities

As of December 31, 2016, we owed approximately $61.5 million of our Term Loan A to affiliates of GS. As of December 31, 2016, there were no outstanding borrowings of our senior secured revolving line of credit owed to affiliates of GS. As of December 31, 2016, the GS proportion of the fair value of the cap was a liability of $1.5 million. For the year ended December 31, 2016, we paid affiliates of GS $3.9 million of interest expense and fees related to debt and hedge instruments.

Management Stock Sales and Repurchases

On December 30, 2016, the Company withheld 20,242 shares of common stock at a price per share of $30.93 in payment of the tax liability incident to the vesting of 49,188 shares of restricted stock granted to John W. Blenke, Corporate General Counsel, on May 29, 2015.

On October 28, 2016, David M. Neenan, Executive Vice President - International, exercised options to purchase 41,112 shares of common stock at $4.99 per share.

In 2016, James M. Peck, President and Chief Executive Officer, exercised options to purchase shares of common stock, as follows:

Date of Exercise	Options Exercised	Price per Share
May 16, 2016	91,889	$4.99
May 17, 2016	37,444	$4.99
August 15, 2016	90,104	$4.99
August 17, 2016	39,229	$4.99
November 14, 2016	93,448	$4.99
November 15, 2016	35,886	$4.99

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 6, 2017, by:

•	each person that is the beneficial owner of more than 5% of our outstanding common stock;

•	each member of our board of directors;

•	each of our “named executive officers” (as defined in “Compensation Discussion and Analysis” in this proxy statement); and

•	all of the members of our board of directors and our executive officers as a group.

The information below is based on a total of 182,120,770 shares of our common stock outstanding as of March 6, 2017.

To our knowledge, unless otherwise disclosed in the footnotes to this table, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 6, 2017, are deemed to be outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TransUnion, 555 West Adams Street, Chicago, Illinois 60661.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
5% or greater stockholders:
Investment funds affiliated with Advent International Corporation(1)	27,727,259	15.2%
Investment funds affiliated with The Goldman Sachs Group, Inc.(2)	45,779,841	25.1%
Wellington Management Group LLP(3)	20,474,952	11.2%
Directors and Named Executive Officers:
George M. Awad(4)	48,218	*
Christopher Egan(5)	—	—
Pamela A. Joseph	17,220	*
Siddharth N. (Bobby) Mehta(6)	292,658	*
Leo F. Mullin(7)	70,427	*
Andrew Prozes(8)	89,232	*
Sumit Rajpal(2)(9)	45,779,841	25.1%
Steven M. Tadler(10)	—	—
James M. Peck(11)	1,500,738	*
Samuel A. Hamood(12)	372,184	*
Christopher A. Cartwright(13)	674,223	*
David M. Neenan(14)	470,317	*
John T. Danaher (15)	140,638	*
Directors and Executive Officers as a Group:
(15 persons)(16)	3,915,021	2.1%

 *Less than 1%.

(1)	The funds managed by Advent International Corporation own 100% of Advent-TransUnion Acquisition Limited Partnership, which in turn owns 15.2% of TransUnion, for a 15.2% indirect ownership for the funds managed by Advent International Corporation. This 15.2% indirect ownership consists of 12,230,493 shares deemed to be beneficially owned by Advent International GPE VI Limited Partnership, 7,838,497 shares deemed to be beneficially owned by Advent International GPE VI-A Limited Partnership, 618,318 shares deemed to be beneficially owned by Advent International GPE VI-B Limited Partnership, 629,409 shares deemed to be beneficially owned by Advent International GPE VI-C Limited Partnership, 551,773 shares deemed to be beneficially owned by Advent International GPE VI-D Limited Partnership, 1,519,454 shares deemed to be beneficially owned by Advent International GPE VI-E Limited Partnership, 2,304,135 shares deemed to be beneficially owned by Advent International GPE VI-F Limited Partnership, 1,450,135 shares deemed to be beneficially owned by Advent International GPE VI-G Limited Partnership, 449,182 shares deemed to be beneficially owned by Advent Partners GPE VI 2008 Limited Partnership, 16,636 shares deemed to be beneficially owned by Advent Partners GPE VI 2009 Limited Partnership, 38,818 shares deemed to be beneficially owned by Advent Partners GPE VI 2010 Limited Partnership, 38,818 shares deemed to be beneficially owned by Advent Partners GPE VI-A Limited Partnership and 41,591 shares deemed to be beneficially owned by Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP (Delaware) Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership and Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of any shares held by them. With respect to any shares of common stock of the Company held by the funds managed by Advent International Corporation, a number of individuals currently composed of David M. Mussafer, Steven M. Tadler and David M. McKenna, none of whom have individual voting or investment power, exercise voting and investment power over any shares beneficially owned by Advent International Corporation. The shares reported in the table above do not include shares held by members of management of the Company which are subject to an agreement pursuant to which the management stockholders have appointed the Company as their attorney-in-fact to vote, provide a written consent or take any other action with respect to all matters with respect to such shares in the same proportion as shares held by the investment funds affiliated with Advent International Corporation. Advent International Corporation and its affiliated funds disclaim beneficial ownership of all such shares. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(2)	Shares shown as beneficially owned by investment funds affiliated with The Goldman Sachs Group, Inc. reflect an aggregate of the following record ownership: (i) 17,865,750 shares held by GS Capital Partners VI Fund, L.P.; (ii) 4,912,776 shares held by GS Capital Partners VI Parallel, L.P.; and (iii) 23,001,315 shares held by SpartanShield Holdings. GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holdings, L.P., Bridge Street 2012 Holdings, L.P. and Opportunity Partners Offshore-B Co-Invest AIV, L.P. (together with GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Parallel, L.P., the “Goldman Sachs Funds”) own partnership interests of SpartanShield Holdings. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are deemed to beneficially own all of the abovementioned shares and are deemed to beneficially own an additional 60 shares of common stock. Goldman, Sachs & Co. is a subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. The Goldman Sachs Group, Inc., and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by SpartanShield Holdings because (i) the Goldman Sachs Funds, of which affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates and (ii) the Goldman Sachs Funds control SpartanShield Holdings and have the power to vote or dispose of all of the common stock of the Company owned by SpartanShield Holdings. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ partnership interests of SpartanShield Holdings consist of: (1) 14,860,102 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P., (2) 634,950 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG, (3) 548,210 shares of common stock deemed to be beneficially owned by MBD 2011 Holdings, L.P., (4) 632,550 shares of common stock deemed to be beneficially owned by Bridge Street 2012 Holdings, L.P., and (5) 6,325,503 shares of common stock deemed to be beneficially owned by Opportunity Partners Offshore-B Co-Invest AIV, L.P. Mr. Sumit Rajpal is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co., and therefore Mr. Rajpal may be deemed to have beneficial ownership of the shares held by the Goldman Sachs Funds. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and Mr. Rajpal each disclaim beneficial ownership of the shares of common stock owned directly or indirectly by SpartanShield Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any. The shares reported in the table above do not include shares held by members of management of the Company which are subject to an agreement pursuant to which the management stockholders have appointed the Company as their attorney-in-fact to vote, provide a written consent or take any other action with respect to all matters with respect to such shares in the same proportion as shares held by the Goldman Sachs Funds. The Goldman Sachs Funds and its affiliated funds disclaim beneficial ownership of all such shares. The address of the Goldman Sachs Funds, SpartanShield Holdings, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 200 West Street, New York, NY 10282.

(3)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Group LLP (“Wellington”) with the SEC on February 9, 2017, reporting beneficial ownership as of December 30, 2016. Wellington’s business address is 280 Congress Street, Boston, MA 02210. Wellington has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. Wellington has shared voting power with respect to 15,192,557 of these shares and shared dispositive power with respect to 20,474,952 of these shares.
(4)	Represents 20,146 shares of common stock held of record and options to purchase 28,072 shares of common stock, which are exercisable within 60 days.
(5)	Christopher Egan holds no shares directly. Mr. Egan is a managing director at Advent International Corporation, which manages funds that collectively own 27,727,259 shares of common stock. See footnote 1 above. Mr. Egan’s address is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(6)	Represents 252,133 shares of common stock held of record and options to purchase 40,525 shares of common stock, which are exercisable within 60 days.
(7)	Represents 57,204 shares of common stock held of record and options to purchase 13,223 shares of common stock, which are exercisable within 60 days.
(8)	Represents 63,321 shares of common stock held of record and options to purchase 25,911 shares of common stock, which are exercisable within 60 days.
(9)	Sumit Rajpal is a managing director of Goldman, Sachs & Co. As such, Mr. Rajpal may be deemed to have shared voting and investment power over, and therefore, may be deemed to beneficially own, shares of common stock of the Company owned by the Goldman Sachs Funds and SpartanShield Holdings. Mr. Rajpal disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. Mr. Rajpal holds no shares directly. Mr. Rajpal’s address is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(10)	Steven M. Tadler holds no shares directly. Mr. Tadler is a managing partner at Advent International Corporation, which manages funds that collectively own 27,727,259 shares of common stock. See footnote 1 above. Mr. Tadler’s address is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(11)	Represents 51,145 shares of common stock held of record by Mr. Peck, 469,880 shares of common stock held of record by Peckers Ventures, LLC, and options to purchase 979,713 shares of common stock, which are exercisable within 60 days.
(12)	Represents 1,291 shares of common stock held in trust by the Samuel Allen Hamood Revocable Trust and options to purchase 370,893 shares of common stock, which are exercisable within 60 days.
(13)	Represents 170,350 shares of common stock held of record and options to purchase 503,873 shares of common stock, which are exercisable within 60 days.
(14)	Represents 41,112 shares held of record by Mr. Neenan, 190,767 shares held by Harrow Neenan LLC and options to exercise 238,438 shares of common stock, which are exercisable within 60 days.
(15)	Represents 642 shares of common stock held of record and options to purchase 139,996 shares of common stock, which are exercisable within 60 days.
(16)	Represents 1,450,209 shares of common stock held by our directors and executive officers and options to purchase 2,464,812 shares of common stock, which are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons owning more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of ownership and changes in ownership of the Company’s equity securities. These same persons are also required to furnish the Company with copies of all such forms. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Form 5 filings were required, we believe that, with respect to the 2016 fiscal year, all required Section 16(a) filings were timely made.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the two people named below for election as Class II directors at our Annual Meeting. Each of the nominees for director has agreed to be named in this proxy statement and to serve as a director if elected. Each of Messrs. Mullin and Tadler serves as a Class II Director. Each nominee, if elected, will serve as a director until our 2020 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Nominees:

Leo F. Mullin

Steven M. Tadler

Directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the 2017 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of affirmative votes will be elected. Proxies cannot be voted for a greater number than the two nominees named in this proxy statement. Unless instructions to the contrary are given, all properly delivered proxies will be voted for the election of these two nominees as directors.

In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our Board to recommend the above persons as a nominee for director are described in the section entitled “Background and Experience of Directors.”

The Board of Directors recommends a vote “FOR” each of the foregoing nominees to serve as a Class II director.

Director Compensation

The following tables and narrative footnotes discuss the compensation earned by our directors who are not employed by TransUnion or either of the Sponsors, or any of the Sponsor’s respective affiliates (each, an “unaffiliated director”). Messrs. Egan, Rajpal and Tadler are not considered unaffiliated directors because of their relationships with our Sponsors, which hold significant interests in TransUnion, and, accordingly, received no compensation for their service on the Board of Directors in 2016. Mr. Klemann, who served on our Board during a portion of 2016, also did not receive compensation for his service because of his relationship with our Sponsors. Mr. Peck is not included in the table below because, as President and Chief Executive Officer, disclosure in respect of his compensation is presented in the Summary Compensation Table. Mr. Peck does not receive any additional compensation for his service on the Board of Directors.

In 2016, annualized compensation rates for the unaffiliated directors related to service on our Board of Directors and Committees were as follows:

Board of Directors Annual Retainer	$85,000
Board Chair Fee	$100,000
Audit and Compliance Committee Chair Fee	$30,000
Compensation Committee Chair Fee	$25,000
Governance and Nominating Committee Chair Fee	$20,000
Committee Member Fees	$10,000

In addition, our unaffiliated directors receive stock options pursuant to the 2012 Management Equity Plan or restricted stock under our 2015 Omnibus Incentive Plan, which vest pro rata over a five-year period (or such shorter term as may be set by the Compensation Committee) and have such other terms and conditions as the Compensation Committee may specify.

Total compensation paid to our independent directors in 2016 is shown in the table below.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George M. Awad(1)	$95,000	$149,990	$—	$—	$—	$—	$244,990
Siddharth N. (Bobby) Mehta(2)	115,000	149,990	—	—	—	—	264,990
Andrew Prozes(3)	120,000	149,990	—	—	—	—	269,990
Leo F. Mullin(4)	205,000	149,990	—	—	—	—	354,990
Pamela A. Joseph(5)	102,500	149,990	—	—	—	—	252,490

(1)	Mr. Awad is a member of the Audit and Compliance Committee. He received a grant of 4,960 shares of restricted stock under our 2015 Omnibus Incentive Plan with an aggregate grant date fair value of $149,990 that cliff vest one year from the grant date.
(2)	Mr. Mehta served as the Chair of the Audit and Compliance Committee through August 2016. He received a grant of 4,960 shares of restricted stock under our 2015 Omnibus Incentive Plan with an aggregate grant date fair value of $149,990 that cliff vest one year from the grant date.
(3)	Mr. Prozes is the Chair of the Compensation Committee. He received a grant of 4,960 shares of restricted stock under our 2015 Omnibus Incentive Plan with an aggregate grant date fair value of $149,990 that cliff vest one year from the grant date.
(4)	Mr. Mullin is the Chair of the Board and the Nominating and Corporate Governance Committee and a member of the Audit and Compliance Committee. He received a grant of 4,960 shares of restricted stock under our 2015 Omnibus Incentive Plan with an aggregate grant date fair value of $149,990 that cliff vest one year from the grant date.
(5)	Ms. Joseph was appointed as the Chair of the Audit and Compliance Committee in August 2016 and prior to her appointment as Chair, she was a member of the Audit and Compliance Committee. She received a grant of 4,960 shares of restricted stock under our 2015 Omnibus Incentive Plan with an aggregate grant date fair value of $149,990 that cliff vest one year from the grant date.

Business Expenses

The independent directors are reimbursed for their business expenses related to their attendance at our meetings, including room, meals and transportation to and from Board and committee meetings. On rare occasions, a director’s spouse may accompany a director when traveling on TransUnion business.

Director and Officer Liability (or D&O) Insurance

D&O insurance insures our individual directors and officers against certain losses that they are legally required to bear as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for directors versus officers and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee of our Board has appointed the independent registered public accounting firm of Ernst & Young LLP to audit our consolidated financial statements for the year ending December 31, 2017. Ernst & Young LLP has been engaged as our independent registered public accounting firm since our formation in 2012. We are not required under SEC regulations to submit this proposal. However, the Board believes it is appropriate and a good corporate governance practice to do so.

The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2017 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal. Unless instructions to the contrary are given, all properly delivered proxies will be voted “FOR” ratification.

If the appointment is not ratified by the stockholders, the Audit and Compliance Committee will consider the appointment of a different independent registered public accounting firm.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

Audit and Related Fees

The following table sets forth the aggregate fees paid to Ernst & Young, our principal accountant, for the years ended December 31, 2016 and 2015:

Category (in millions)	2016	2015
Audit fees	$3.0	$2.7
Audit-related fees	0.1	1.0
Tax fees	0.1	0.1
All other fees	—	—

Total	$3.2	$3.8

All audit and non-audit services provided by our principal accountant, or any other independent registered public accounting firm, must be approved by the Audit and Compliance Committee of our Board of Directors. For engagements expected to generate fees of $50,000 or less, audit and non-audit services by an independent registered public accounting firm can be approved by the Chairman of the Audit and Compliance Committee. Audit-related fees include fees paid for due diligence related to mergers and acquisitions, the review of controls and security of our information systems and agreed upon procedures. All of the fees paid to our principal accountant in 2016 and 2015 were pre-approved by our Audit and Compliance Committee.

Audit and Compliance Committee Report

The Audit and Compliance Committee of our Board of Directors currently consists of the three directors whose names appear below. Each member of the Audit and Compliance Committee is “independent” and meets the financial literacy requirements of NYSE’s listing standards. The primary purposes of the Audit and Compliance Committee are to assist the Board in monitoring:

•	the integrity of TransUnion’s financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of TransUnion’s independent registered public accounting firm;

•	the performance of TransUnion’s internal audit function and independent registered public accounting firm; and

•	TransUnion’s compliance with legal and regulatory requirements.

The Audit and Compliance Committee is responsible for appointing, retaining and terminating our independent registered public accounting firm and also performs the specific functions set forth in its charter, which is available on our website.

The Audit and Compliance Committee has reviewed and discussed with TransUnion’s management and Ernst & Young LLP, TransUnion’s independent registered public accounting firm, the audited financial statements of TransUnion included in its Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit and Compliance Committee has discussed with TransUnion’s independent registered public accounting firm all communications required by the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including those required by the PCAOB’s Standard No. 1301, “Communications with Audit Committees.” The Audit and Compliance Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and has discussed with Ernst & Young LLP such independent registered public accounting firm’s independence. The Audit and Compliance Committee also has considered whether the provision of non-audit services to TransUnion by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit and Compliance Committee recommended to our Board of Directors that the audited financial statements be included in TransUnion’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

This report is submitted on behalf of the Audit and Compliance Committee.

Pamela A. Joseph, Chair

George M. Awad

Leo F. Mullin

The foregoing Audit and Compliance Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

The information contained in this “Compensation Discussion and Analysis” describes the material elements of compensation paid or awarded to our principal executive officer, principal financial officer and the other three most highly compensated executive officers (collectively, our “named executive officers” or “NEOs”) for the twelve months ended December 31, 2016.

For 2016, our named executive officers are:

•	Mr. James M. Peck—President and Chief Executive Officer (CEO)

•	Mr. Samuel A. Hamood—Executive Vice President and Chief Financial Officer

•	Mr. Christopher A. Cartwright—Executive Vice President, U.S. Information Services

•	Mr. David M. Neenan—Executive Vice President, International

•	Mr. John T. Danaher—Executive Vice President, Consumer Interactive

The specific amounts and material terms of such compensation paid, payable or awarded for 2016 to the named executive officers are disclosed under “—Executive Compensation—Summary Compensation Table—2016” and the subsequent tables and narrative. The Compensation Committee oversees the compensation program for our named executive officers.

Executive Summary

Our Business

Information is a powerful thing and at TransUnion we believe in using Information for Good. We find innovative ways to leverage data and information to help consumers and businesses make smarter decisions. The right information—analyzed by experienced people—can help all of us learn from the past, navigate the present and predict the future.

We operate with the belief that information can help advance industry, facilitate commerce and ultimately increase the standard of living for consumers around the world. Because when businesses and consumers have access to more complete and multidimensional information, they can make more informed decisions and achieve great things.

For 2016, we delivered another year of excellent financial performance with double-digit revenue and adjusted EBITDA growth as well as a significant increase in net income and continued margin expansion, as summarized below:

•  Consolidated revenue of $1,705 million, an increase of 13% (14% on a constant currency basis)

•  Consolidated adjusted EBITDA of $637 million, an increase of 21% (22% on a constant currency basis)

•  Adjusted diluted earnings per share was $1.50, an increase of 38% compared to full year 2015

•  Margin expansion of 240 basis points

Revenue and adjusted EBITDA are defined later in this “Compensation Discussion and Analysis.”

This strong performance was broad-based and the result of management executing on our growth strategy, which is driven by our core business, new solutions, and faster growing verticals and geographies, and is enabling further investment in strategic growth initiatives that should continue to drive diversified top-line growth and strengthen our competitive position globally.

Compensation Philosophy & Practices

The Compensation Committee has adopted an executive compensation program that is based on a philosophy that aligns the interests of our executives, stockholders and other stakeholders. To meet this philosophy, the Compensation Committee:

•	reviews and approves corporate goals and objectives for our CEO;

•	evaluates the performance of our CEO in light of such goals and objectives and approves the annual salary, annual cash incentive, equity-based incentives and other benefits provided to other executive officers;

•	reviews and recommends to the full Board of Directors new executive compensation programs, including equity-based compensation plans; and

•	periodically reviews the operation of the Company’s executive compensation programs as well as the administration of such programs to determine whether they are achieving their intended purpose(s).

The primary components of our executive compensation program for our CEO and the other named executive officers (NEOs) are base salary, annual cash incentives, employee benefits (health, welfare and retirement) and long-term incentive (LTI) equity awards, which consist of time-based restricted stock units (RSUs) and performance share units (PSUs).

The Compensation Committee has identified the following key components of our compensation philosophy, which are used to guide the Compensation Committee in making compensation decisions. The Compensation Committee evaluates these objectives on an annual basis to confirm the appropriateness of each objective in light of the overall corporate strategy and typical market practices.

•	Attract, motivate and retain highly experienced executives who are vital to our short- and long-term success, profitability and growth;
•	Align the focus of our executives with the interest of our stockholders and our other stakeholders by rewarding executives for the achievement of strategic goals that successfully drive our strategy, operations and business performance and, thereby, enhance stockholder value;
•	Differentiate rewards based on actual individual performance while also rewarding executives for our overall results; and
•	Discourage unnecessary and excessive risk-taking.

In further support of our philosophy, the Compensation Committee also:

•	Requires that our executives establish and maintain significant share ownership in our Company;

•	Has engaged an independent compensation consultant to solely advise the Compensation Committee as to the competitiveness of our program and the incentives being provided to our CEO and the other NEOs; and

•	Places a significant portion of each executive’s compensation at risk, contingent upon meeting measurable and meaningful performance goals.

Through our policies, procedures and processes, we believe compensation to our executives is aligned with best practices in the industry.

Benchmarking

For all of our NEOs, in 2016, our compensation consultant conducted a detailed market review of executive compensation against market data, which is described further in this proxy statement. The Compensation Committee discussed and reviewed this analysis with two types of market data: general industry data and comparator group proxy data.

Compensation Philosophy and Good Governance

What We Do	What We Don’t Do

➢  Strong emphasis on performance-based compensation

➢  Maximum opportunities on annual and long-term incentive awards are only triggered through Company performance

➢  Significant share ownership requirement for our executives

➢  Compensation Committee advised by an independent compensation consultant

➢  Anti-hedging and pledging stock policies for our officers and directors

➢  All equity awards contain a clawback/repayment provision

➢  Change-in-control provisions not triggered without loss of job or substantial diminution of job duties

➢  No liberal change-in-control severance or equity vesting

➢  No re-pricing of underwater stock options

➢  No tax gross-ups upon receipt of severance payments

➢  No defined benefit pension plan payouts

➢  No lifetime benefits for former or retired executives

Advisory Votes on Executive Compensation

Say-on-Pay Voting Results

At our 2016 Annual Meeting of Stockholders, our advisory vote on executive compensation received greater than 99% support. Since this was our first Annual Stockholder Meeting since our IPO, we cannot provide a comparison to any previous voting results. However, we believe this strong vote outcome shows support for the program we have in place and the Compensation Committee has determined to maintain the current program design for 2017.

Frequency of Advisory Vote on Executive Compensation

At our 2016 Annual Meeting of Stockholders, the stockholders approved, on a non-binding advisory basis, holding a non-binding advisory vote to approve the executive compensation of the Company’s named executive officers every three years. Of the votes cast, 85% supported the three-year period.

2016 Compensation Actions

We took the following actions with respect to our NEOs in 2016:

•  No increases to base salary were made

•  No changes were made to target annual bonus opportunities

•  Actual annual bonus payouts ranged from 150% to 196% of target award opportunities based on the performance of the Company and such officers

•  As disclosed in 2016, we launched a new long-term incentive program that is explained in more detail below.

The Compensation Committee realizes the importance of long-term stockholder value in executive compensation and in 2016, the Compensation Committee implemented a primary LTI vehicle with a combination of RSUs and PSUs (a 50/50 mix). The grants made in 2016 will cliff vest in 3 years, thereby providing a significant multi-year retention incentive for our executive team. In addition, our 2016 grants contained non-compete, non-solicitation and dual-vesting triggers upon change-in-control, all of which further strengthen the alignment between management and stockholders. While largely based on market practice, retention needs, Company performance goals, individual contribution expectations and other factors, the size of the grants made in 2016 reflect additional consideration as they were the initial grants made following our IPO.

Overview of CEO Compensation for 2016

Mr. Peck was hired in December 2012 with a compensation package that was competitive at that time and sufficient to attract him from his former position. The Company has consistently outperformed under Mr. Peck’s leadership and is positioned for continued growth and diversification in business lines.

As with all NEOs, we review the CEO’s compensation on an annual basis. In performing this exercise, we evaluate all elements of total direct compensation against a pre-determined group of companies. The Compensation Committee reviewed Mr. Peck’s compensation in 2016 against this comparator group and while there was no increase in his cash compensation, he received, as with all NEOs, an equity grant. As noted in the following section, we place significant emphasis on performance-based components of compensation. For additional detail, please see the sections titled “Base Salary,” “Annual Bonus Plan” and “Long-term Incentive Equity Plan” which are described in the pages that follow.

Target Pay Mix

Our Company places a great degree of emphasis on the elements that comprise performance-based pay (annual cash incentive plan and equity awards). Therefore, a significant percentage of an executive’s total compensation opportunity is linked to the performance of the Company or its stock price; 85% for the CEO and 76% for our other NEOs, as illustrated below:

1 Percentages are calculated using base salary, target bonus and the target grant value of awards made in 2016.

Key Compensation Elements

The principal elements of our executive compensation programs for 2016 are illustrated below:

Component		Performance Period (years)	Basic Design	Purpose
Fixed	Base Salary	1	• Benchmarked against the median of comparator group data	• Designed to attract and retain experienced executives • Recognizes individual experiences, skills, and sustained performance
	Benefits	1	• Medical, dental, 401(k), life insurance, annual matching charitable contributions up to $2,000	• Same benefits available to TransUnion employees
	Perquisites	1	• Financial and tax planning services and annual medical examinations	• Market competitive practices
At Risk	Annual Incentive Plan	1

•  Benchmarked against the median of comparator group data

•  Actual pay varies between 0% and 200% of target

•  Uses further adjusted EBITDA, further adjusted revenue, and non-financial objectives; for officers managing business units uses business unit further adjusted EBITDA and further adjusted revenue goals

				• Incentivizes the accomplishment of annual business and individual goals
	Restricted Stock Units	3

•  Benchmarked against the median of comparator group data

•  Granted annually

•  Represents 50 percent of long-term incentive award opportunity

•  Vests 100 percent on the 3rd anniversary of the grant date

				• Aligns executives and stockholders • Encourages retention through cliff vesting
	Performance Share Units	3

•  Benchmarked against the median of comparator group data

•  Granted annually

•  Represents 50 percent of long-term incentive award opportunity

•  Actual awarded shares varies between 0% and 200% of target

•  3-year performance period

•  Uses 3-year cumulative compound annual growth rate (CAGR) EBITDA and revenue growth, and relative total stockholder return (TSR)

•  Vests 100 percent after completion of performance period and targets achieved

				• Aligns a portion of equity compensation to a longer-term strategic financial goal • Aligns pay and performance by linking number of shares to financial and market performance

Role of Compensation Committee, Management and Compensation Consultant in Compensation Decisions

The Compensation Committee was created to provide stewardship over our executive compensation and benefits programs, including equity plans. Pursuant to its charter, the Compensation Committee is responsible for overseeing our executive compensation program, developing and reviewing our executive compensation philosophy, and approving decisions regarding executive compensation.

The Compensation Committee is ultimately responsible for making the compensation decisions with respect to our CEO and creating appropriate programs for the CEO and the other NEOs. The Compensation Committee seeks and considers input from senior management and an independent compensation consultant in connection with its duties. In calendar year 2016, the Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as a consultant on executive compensation matters.

Cook’s engagement includes reviewing and advising on executive compensation matters principally related to the CEO, the executive officers, our senior executives and outside directors. For 2016, Cook assisted the Compensation Committee by (a) recommending a comparator group for benchmarking purposes and (b) providing comparator group data on compensation levels and design, including an analysis of total direct compensation (base salary, annual cash incentives and long-term equity awards). Cook also assisted the Compensation Committee in reviewing general market practices and management compensation proposals.

Cook performs services solely on behalf of the Compensation Committee and does not provide any other services to us. The Compensation Committee has assessed the independence of Cook and concluded that no conflict of interest exists that would prevent Cook from independently representing the Compensation Committee.

The executive officers play an important role in the compensation decision-making process because management has direct involvement with and in-depth knowledge of our business strategy, goals, and performance. Executive management regularly participates in the compensation decision-making process in the following specific respects:

•	The CEO reports to the Compensation Committee with respect to his evaluation of the performance of our senior executives, including the other named executive officers (other than the CEO). Together with the Executive Vice President of Human Resources, the CEO makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount, the mix of incentive awards and performance objectives;
•	The CEO develops recommended performance objectives and targets for our incentive compensation programs; and
•	The CEO and the Executive Vice President of Human Resources recommend long-term equity grants for executive officers, other than the CEO, as well as modifications to our employee benefit programs, for approval by the Compensation Committee.

Market Analysis and Benchmarking

The Compensation Committee uses various tools and methods, such as benchmarking reports, to evaluate whether each named executive officer’s level of pay is appropriate. For 2016, the benchmarking process for all of our NEOs, including our principal executive officer, was identical.

Benchmarking

Percentile Test

The Compensation Committee benchmarks against the following percentiles for each pay component to guide our compensation objectives.

Pay component	Benchmark percentile of custom comparator
Base salary	50th Percentile
Target annual bonus	50th Percentile
Long-term equity	50th Percentile

We utilize the 50th percentile market data for cash compensation as a point of reference and not necessarily the definitive compensation level. Consequently, our NEOs’ compensation may be positioned at a level less than or greater than the benchmark percentiles noted here based on time in position, experience and competitive pay objectives, as well as other factors.

The Compensation Committee has also determined that benchmarking against the 50th percentile for long-term equity grants is a good starting point to attract and retain the desired level of management talent, as well as aligning management incentives to focus on our long-term objectives. The Committee reviews many factors, such as the individual’s expected contribution to the Company’s long-term strategic goals or any unique strengths the individual may have, to determine the actual award. The Committee believes that the use of meaningful long-term incentives based on measurable strategic goals enables the Company to have a greater percentage of pay aligned to longer term value creation.

Comparator Group

The following 21-company comparator group was approved by the Compensation Committee (the “Custom Comparator Group”) in 2015 to be used in reviewing and benchmarking the various 2016 pay components against the benchmark percentiles above. The focus of these organizations includes managing data, providing technology solutions, providing consulting services or specialized information delivery and processing.

Acxiom Corporation	Equifax, Inc.	On Assignment, Inc.
Cardtronics, Inc.	Experian Group Limited	Paychex, Inc.
Convergys Corporation	Fair Isaac Corporation	Solera, Inc.
CoreLogic, Inc.	Global Payments, Inc.	Synovus Financial Corporation
Deluxe Corporation	ICF International, Inc.	TeleTech Holdings, Inc.
DST Systems, Inc.	IHS, Inc.	Total System Services, Inc.
The Dun & Bradstreet Corporation	Moody’s Corporation	Verisk Analytics, Inc.

In determining an appropriate peer group, the Company evaluated a number of factors including net revenue, operating income, total assets, total equity, total employees and market capitalization. Weighing each component equally, our Company’s composite percentile ranking was 45% — close to the median of the group. While not receiving a greater weight than any other factor, the median revenue of these companies was approximately $1.9 billion, compared with the Company’s 2016 revenue of $1.7 billion. As noted above, the Custom Comparator Group was selected to be representative of the business services, technology and financial services sectors in which we compete and participate directly or indirectly for business and in some cases, executive talent. Criteria that were considered in order to properly select component companies for the Custom Comparator Group include:

•	industry competitors;
•	labor market competitors;
•	competitors for capital; and
•	revenue size.

2016 Compensation

Base Salary

As described previously, we provide each of the named executive officers with a base salary to compensate them for services rendered in their position during the year. Each year, the Compensation Committee evaluates the performance of the CEO and determines his base salary in light of our goals and objectives and the executive compensation program. The Compensation Committee also reviews each other named executive officer’s base salary annually based on a recommendation from the CEO, with input from Human Resources, and in light of current market conditions, and adjusts the base salary where appropriate. The CEO generally recommends a base salary increase for the other named executive officers when supported by changes to the role, or when supported by external market data.

As stated earlier, while management and the Compensation Committee reviewed base salaries for the NEOs, no salary increases were made in the twelve months ending December 31, 2016.

Annual Bonus Plan

Annual bonus compensation is designed to reward executive officers based on actual individual performance and our overall financial results. Our overall financial performance is measured by our achievement of financial targets established under the annual incentive plan by the Compensation Committee. Additionally, individual and other qualitative goals are set to successfully drive our operations and business results to achieve the overall corporate strategy. All of the named executive officers participate in the annual incentive plan. Under the plan, the named executive officers are paid cash incentive awards to the extent we meet or exceed financial and non-financial performance goals set by the Compensation Committee at the beginning of each year. Under the annual incentive plan, each officer’s bonus is determined by multiplying their target bonus percentage by their annual base salary as of the beginning of the year and then by multiplying this result by their percentage achievement with respect to their bonus targets and goals so long as a threshold level of performance is achieved. Individual awards may then be adjusted by the Compensation Committee, based on a recommendation from the CEO. However, no adjustments were made to any NEO’s individual target award in 2016.

Target bonus levels

Each executive is assigned a target bonus expressed as a percentage of their annual base salary at the beginning of the year. The target is determined by the Compensation Committee after consideration of several factors, including the individual executive’s duties and responsibilities and market data. The following table illustrates the target bonus as a percentage of base pay for each named executive officer for the 2016 performance period.

Executive	2016 Target Bonus as Percent of Base Salary
Mr. Peck	115%
Mr. Hamood	100%
Mr. Cartwright	100%
Mr. Neenan	100%
Mr. Danaher	100%

Objectives, weighting and potential payouts

Each executive’s individual goals and objectives vary based on their individual roles within our Company. The following table defines the various financial and non-financial objectives that the Compensation Committee approved for the 2016 performance period. For each objective, the named executive officer has the opportunity to achieve a maximum of two times the individual weighting associated with that objective. If threshold performance is not achieved, no payment is made on that objective.

Objective	Definition
Further Adjusted Corporate EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments deemed by management and the board for bonus plan purposes
Further Adjusted Corporate Revenue	The overall corporate revenues adjusted by management and the board for bonus plan purposes

Further Adjusted USIS EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for bonus plan purposes for the USIS segment
Further Adjusted USIS Revenue	The revenues and other adjustments for bonus plan purposes for the USIS segment

Further Adjusted International EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for bonus plan purposes for the International segment
Further Adjusted International Revenue	The revenues and other adjustments for bonus plan purposes for the International segment

Further Adjusted Consumer Interactive EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for bonus plan purposes for the Consumer Interactive segment
Further Adjusted Consumer Interactive Revenue	The revenues and other adjustments for bonus plan purposes for the Consumer Interactive segment

Growth Strategy Initiatives	Projects that support the development of growth strategy initiatives, including business cases, action plans and specific, budgeted growth targets that are accretive in 2017 with a plan to additional growth in future years.
Major Project Deliverables	Ability to deliver specific tangible projects within a performance period

The objectives of Further Adjusted Corporate EBITDA and Further Adjusted Corporate Revenue were selected by the Compensation Committee to appropriately provide incentive rewards to executives based on achievement of corporate goals in the context of our overall corporate strategy. Similarly on a segment level, Further Adjusted EBITDA and Further Adjusted Revenue were deemed to be the appropriate financial measures.

Mr. Peck recommended the use of non-financial objectives related to key projects as goals for the 2016 performance period. The Compensation Committee approved these goals because they were aligned to our corporate strategy and achievement of these goals was intended to aid in creating stockholder value. The goals were set in a manner that would ensure that, if delivered, they would significantly advance our strategic objectives. Each executive had a set of Growth Strategy Initiatives and/or Major Project Deliverables specifically tied to his ability to affect our corporate strategy. Additionally, stretch goals were designed to provide the executive the opportunity to achieve payouts for performance that exceeded 100% of these non-financial goals. The stretch goals were set to be attainable only with superior performance.

The following table is a summary of how each of the above objectives was weighted for each named executive officer and their actual achievement against each objective for the 2016 performance period. Each individual executive’s objective weightings are determined based on their specific roles, duties, and responsibilities. The various weightings are meant to reflect the influence that the executive’s performance may actually have on the metric. The Compensation Committee believes this strengthens the direct link between pay and performance.

Executive	Objective	Weighting	Achievement
Mr. Peck,
President & Chief Executive Officer	Further Adjusted Corporate EBITDA	50%	200%
	Further Adjusted Corporate Revenue	20%	180%
	Growth Strategy Initiatives	30%	200%
Mr. Hamood,
Executive Vice President & Chief Financial Officer	Further Adjusted Corporate EBITDA	50%	200%
	Further Adjusted Corporate Revenue	20%	180%
	Growth Strategy Initiatives	30%	200%
Mr. Cartwright,
Executive Vice President U.S. Information Services	Further Adjusted Corporate EBITDA	20%	200%
	Further Adjusted USIS EBITDA	25%	135%
	Further Adjusted USIS Revenue	20%	150%
	Growth Strategy Initiatives	25%	125%
	Major Project Deliverables	10%	150%
Mr. Neenan,
Executive Vice President International	Further Adjusted Corporate EBITDA	20%	200%
	Further Adjusted International EBITDA	25%	200%
	Further Adjusted International Revenue	20%	132.5%
	Growth Strategy Initiatives	25%	150%
	Major Project Deliverables	10%	175%
Mr. Danaher,
Executive Vice President Consumer Interactive	Further Adjusted Corporate EBITDA	20%	200%
	Further Adjusted Consumer Interactive EBITDA	25%	200%
	Further Adjusted Consumer Interactive Revenue	20%	130%
	Growth Strategy Initiatives	25%	200%
	Major Project Deliverables	10%	150%

Based upon the weightings above, each named executive officer had the ability to achieve 100% of his target bonus if target performance was achieved. However, a named executive officer’s actual bonus payout increased or decreased based on individual performance, and Company and specific segment financial performance. The maximum bonus payout was 200% of target bonus and no bonus was payable if threshold performance was not met.

The following tables represent what the payout, as a percentage of target, would be if our financial performance was achieved at threshold, target, or maximum levels for two objectives: Further Adjusted Corporate EBITDA and Further Adjusted Corporate Revenue. No payout would result if performance was below threshold levels. The tables include the dollar amount that was required for achievement at each level in 2016.

Further Adjusted Corporate EBITDA (in millions)

Threshold		Target		Maximum
Further Adjusted Corporate EBITDA	Payout	Further Adjusted Corporate EBITDA	Payout	Further Adjusted Corporate EBITDA	Payout
$571.6	20%	$595.5	100%	$616.3	200%

Further Adjusted Corporate Revenue (dollars in millions)

Threshold		Target		Maximum
Further Adjusted Corporate Revenue	Payout	Further Adjusted Corporate Revenue	Payout	Further Adjusted Corporate Revenue	Payout
$1,574.2	20%	$1,639.8	100%	$1,697.2	200%

The Compensation Committee’s intent with establishing both the financial and non-financial goals and target percentages is to provide a comparable level of difficulty in achieving the goals and receiving annual incentive awards for each named executive officer annually. However, payment of annual incentives will vary from year to year and may or may not be consistent with historical payment trends.

Twelve Months Ended December 31, 2016 — Company Performance

For the year ended December 31, 2016, TransUnion reported Further Adjusted Corporate EBITDA, as defined in the “Objectives, weighting and potential payouts” table included above under the description of our 2016 Annual Bonus Plan, of $629.8 million on Further Adjusted Corporate Revenue, as defined in the “Objectives, weighting and potential payouts” table, of $1,687.2 million compared with Further Adjusted Corporate EBITDA of $542.6 million on Further Adjusted Corporate Revenue of $1,528.1 million for the year ended December 31, 2015, an increase of 16.0% in Further Adjusted Corporate EBITDA and 10.4% in Further Adjusted Corporate Revenue. Consequently, we achieved our EBITDA target at the maximum payout and our revenue at 180% of the target payout range, as set by the Compensation Committee, as illustrated below.

US Information Services (USIS) reported Further Adjusted USIS EBITDA, as defined in the “Objectives, weighting and potential payouts” table included above under the description of our 2016 Annual Bonus Plan, of $417.3 million on $911.2 million of Further Adjusted Revenue. Our International business reported Further Adjusted EBITDA, as defined in the “Objectives, weighting and potential payouts” table included above, of $106.8 million on $296.2 million of Further Adjusted Revenue. Our Consumer Interactive business reported Further Adjusted EBITDA, as defined in the “Objectives, weighting and potential payouts” table included above, of $182.7 million on $416.4 million of Further Adjusted Revenue. As a result of this financial performance and achievement of non-financial corporate objectives, our named executives achieved annual cash incentives of 150% to 196% of their target opportunities.

Actual Payout Under 2016 Annual Bonus Plan

At the end of the performance period, Mr. Peck evaluated each of the named executive officers in conjunction with the individual’s own self-evaluation. This evaluation impacted the non-financial goals for each executive. Additionally, the Compensation Committee reviewed Mr. Peck’s performance and determined a level of performance against his growth strategy goal.

Taking into account the financial performance results and Mr. Peck’s evaluation and recommendation, the Compensation Committee met in January 2017 to set and approve annual bonus payments to each of the named executive officers and evaluate Mr. Peck’s 2016 performance. In January 2017, the Compensation Committee approved annual bonus payments to the named executive officers ranging from 150% to 196% of the named executive officers’ target opportunity based upon 2016 performance. The annual bonus payments were paid in February 2017. The payouts are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

All of our named executive officers had financial goals related to our overall Further Adjusted Corporate EBITDA, which was achieved at 200%. The following describes the additional goals and performance results for each of our NEOs.

Mr. Peck’s annual incentive payout was $2,141,300, or 196% of his target award. Mr. Peck received a bonus based on Further Adjusted Corporate EBITDA, Further Adjusted Corporate Revenue and delivering EBITDA growth strategy plans for 2017 and 2018. He was deemed to have exceeded the target for the growth strategy plans and paid at 200% of the target payout for that goal.

Mr. Hamood’s annual incentive payout was $1,078,000, or 196% of his target award. Mr. Hamood had financial goals related to our overall consolidated Further Adjusted Corporate EBITDA, Further Adjusted Corporate Revenue performance and delivering EBITDA growth in line with our strategic plans for 2017 and 2018. Mr. Hamood was deemed to have exceeded the target for the growth strategy plans and was paid at 200% of the target payout for that goal.

Mr. Cartwright’s annual incentive payout was $1,050,000, or 150% of his target award. Mr. Cartwright had additional financial goals related to Further Adjusted USIS EBITDA and Further Adjusted USIS Revenue. The threshold for the Further Adjusted USIS EBITDA target was exceeded and as a result, he achieved 135% of the targeted payout for this goal. Mr. Cartwright also exceeded the threshold target for Further Adjusted USIS Revenue and therefore received 150% of the targeted payout for this goal. It was also determined that Mr. Cartwright exceeded the Growth Strategy Initiatives set for USIS and therefore that goal was paid at 125%. In addition, Mr. Cartwright achieved his goal of successfully diversifying the USIS business through delivering on the established portfolio of growth initiatives and delivering additional business cases that drive future growth. For those efforts, he was paid at 150% of target for Major Project Deliverables.

Mr. Neenan’s annual incentive payout was $771,750, or 172% of his target award. Mr. Neenan had additional financial goals related to Further Adjusted International EBITDA and Further Adjusted International Revenue. The threshold for the Further Adjusted International EBITDA target was exceeded and as a result, he achieved 200% of the targeted payout for this goal. Mr. Neenan also exceeded the target for Further Adjusted International Revenue and therefore received 132.5% of the targeted payout for this goal. It was also determined that Mr. Neenan exceeded the Growth Strategy Initiatives set for International and therefore that goal was paid at 150%. In addition, Mr. Neenan exceeded his goal of completing aligned product and technology strategies and roadmaps, producing operating model changes, demonstrating efficiency gains and achieving incremental pricing revenue. For those efforts, he was paid 175% of target for these goals.

Mr. Danaher’s annual incentive payout was $724,000, or 181% of his target award. Mr. Danaher had additional financial goals related to Further Adjusted Consumer Interactive EBITDA and Further Adjusted Consumer Interactive Revenue. The threshold for the Further Adjusted Consumer Interactive EBITDA target was exceeded and as a result, he achieved 200% of the targeted payout for this goal. Mr. Danaher also exceeded the target for Further Adjusted Consumer Interactive Revenue and therefore received 130% of the targeted payout for this goal. It was also determined that Mr. Danaher exceeded the Growth Strategy Initiatives set for Consumer Interactive and therefore that goal was paid at 200%. In addition, Mr. Danaher exceeded his goal of expanding our International Consumer Interactive footprint and executing on synergies with our global technology area. For those efforts, he was paid 150% of target for these goals.

Long-Term Incentive Equity Plan

Restricted Stock Units and Performance Share Units

The cash component of an executive’s compensation is tied to the achievement of Company and business unit results in a single year. The equity granted to an executive is linked directly to the creation of stockholder value over a multi-year term. Over 50% of the target total compensation opportunity provided to our NEOs in 2016 was equity-based and is directly correlated to our Committee’s view that there should be a strong connection between an NEO’s rewards and stockholder value creation.

As noted previously, of the grants made in 2016, 50% were delivered in restricted stock units and the remaining 50% in 3-year performance share units. In determining the amounts of equity-based compensation for each NEO, the Committee considered total direct compensation market data from our comparator companies for comparable executive positions, the strategic direction of the organization and its business units, and the individual NEO’s scope of authority and responsibility. The Committee’s belief was that the size of the grant coupled with its 3-year vesting, provides retention incentives for the NEO.

The following grants were made on February 19, 2016, and will vest on February 15, 2019.

Named Executive Officer	Economic Value of Grant
James A. Peck	$5,850,000
Samuel A. Hamood	$1,950,000
Christopher A. Cartwright	$1,560,000
David M. Neenan	$1,170,000
John T. Danaher	$1,170,000

Performance Share Units have three components, 50% of the award is tied to TransUnion’s EBITDA compounded annual growth rate (CAGR), 25% to TransUnion’s revenue CAGR, and 25% to relative total stockholder return (TSR) against a predetermined sub-set group of the Russell 3000 companies (Commercial and Professional Services). Each of these components will be measured over the 3-year performance period beginning January 1, 2016 and concluding December 31, 2018. At the end of the 3-year performance period, the actual payout in TransUnion shares for the performance unit component can range from 0% to 200% of the target grant.

Management’s Stock Ownership Requirements

The Compensation Committee approved a formal stock ownership policy in 2015. All TransUnion executives (defined as the CEO and his executive team direct reports) are required to hold TransUnion common stock in an amount representing a multiple of their base salary. To attain the desired multiples, the executive must retain 75% of the after-tax value of their shares on any stock granted after January 1, 2016 until such multiple is achieved. A reduction in ownership to one-half of these requirements is allowed for executives age 60 and older.

The following indicates the stock ownership requirements1 and actual multiples as of December 31, 2016:

Executive	Required Minimum Holdings as Multiple of Salary	Actual Ownership as Multiple of Salary
James M. Peck	6.0x	23.4x

Samuel A. Hamood	3.0x	5.6x

Christopher A. Cartwright	3.0x	8.9x

David M. Neenan	3.0x	23.7x

John T. Danaher	3.0x	2.6x

1 Includes shares owned and unvested RSUs

Executive Benefits and Perquisites

The named executive officers receive benefits that are intended to be part of a competitive total compensation package necessary to attract and retain executive talent, and are identical to those we provide to other U.S.-based employees. These benefits include medical, dental, vision, life and disability insurance. In addition, we offer a qualified retirement plan (described below) and for certain executives a non-qualified supplemental retirement plan (also described below). This is a self-directed deferred compensation program designed to defer currently earned compensation to enhance payments made to the executive upon their retirement or termination from the Company.

Executives also receive the opportunity to participate in an annual physical program and to receive financial planning and tax services through the provider of their choosing. The maximum amount of reimbursement for the financial and tax services is $15,000 for the CEO and $12,000 for other NEOs.

Retirement Plan

We maintain a broad-based 401(k) savings and retirement plan (the “401(k) Plan”) in which all associates, including the named executive officers, may participate. The Internal Revenue Code of 1986, as amended (the “Code”) places certain limits on the amount of contributions that may be made by and on behalf of the named executive officers to the 401(k) Plan. To extend the named executive officers’ retirement benefit beyond the contribution limits set under the Code, we created the Nonqualified Retirement and 401(k) Supplemental Plan (the “Supplemental Plan”). Under the Supplemental Plan, each named executive officer may defer all or some portion of his cash compensation that the executive officer was not otherwise permitted to defer under the 401(k) Plan to provide additional retirement savings. We make a matching contribution to the Supplemental Plan consistent with our 401(k) matching contributions. Additionally, similar to the 401(k) Plan, the Company’s Retirement Committee may authorize us to make a discretionary contribution on behalf of the named executive officers to the Supplemental Plan at the end of the year.

Employment Agreement with Mr. Peck

Mr. Peck entered into an employment agreement with the Company which reflected his agreement to become CEO effective as of December 31, 2012. The initial term of the agreement expired on December 31, 2015, but will continue to renew automatically for twelve-month intervals, unless either party to the agreement provides notice of non-renewal at least 180 days before the day that would be the last day of the agreement.

Mr. Peck’s agreement provides a minimum base salary, the eligibility to participate in our annual incentive plan for executive officers, a sign-on bonus and payment for expenses associated with his relocation. In addition, the agreement provides for severance provisions, which are identical to those provided to the other named executive officers. The severance provisions are discussed under “2016 Compensation—Severance and Change-in-Control Compensation.”

The agreement includes confidentiality and nonsolicitation provisions intended to protect our interests. The specifics of the compensation provided under Mr. Peck’s employment agreement are detailed in the narrative accompanying “—Executive Compensation—Payments Upon Termination or Change-in-Control—2016”

Severance and Change-in-Control Compensation

In connection with the 2012 Change in Control Transaction, or upon employment, and as required by and negotiated with our owners, select named executive officers, other than Mr. Peck, continued or entered into a Severance and Restrictive Covenant Agreement (the “Severance Agreement”). These Severance Agreements are designed to maximize retention of the named executive officers. The terms of the Severance Agreements are summarized under “—Executive Compensation—Payments Upon Termination or Change-in-Control—2016” and the accompanying narrative.

Use of Tally Sheets

In 2016, the Compensation Committee reviewed summary worksheets for each senior executive officer, including the named executive officers. These worksheets, which are prepared by management, provide a summary of the current and historical amounts of each component of pay. In 2016, changes to our named executive officers’ compensation were not based on review of this information, however, the Compensation Committee used the tally sheets as a tool to confirm that pay objectives continue to be aligned with the long-term interests of the stockholders and our other stakeholders.

Federal Income Tax Considerations

We have not been subject to the federal income tax provisions of Code Section 162(m). Therefore, we have not made compensation decisions based on the deductibility limitations of the compensation under this section of the Code. Although the Compensation Committee will strive to have all compensation be deemed deductible, deductibility does not drive the compensation decisions for our executive team.

In the future, we intend for our annual incentive and long-term incentive programs for the NEOs to qualify for the exemption from the $1 million cap on deductibility, with the Compensation Committee reserving the ability to provide compensation that does not qualify under Section 162(m).

Risk Assessment in Compensation Programs

We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through appropriate risk taking. The following elements have been incorporated in our programs available for our named executive officers:

•	A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity awards, representing a mix that is not overly weighted toward short-term cash incentives.

•	Multiple Performance Factors—Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the Company:

•	The annual cash incentive is dependent on multiple performance metrics including Adjusted Corporate EBITDA and Adjusted Corporate Revenue, as well as individual goals related to specific strategic or operational objectives.

•	The restricted stock units and performance share units granted in 2016 cliff vest over a three-year period of time, complementing our annual cash based incentives.

•	Capped Incentive Awards—Annual incentive awards are capped at 200% of target.

•	Stock Ownership—Each named executive officer who served as an executive officer before 2015 has purchased a significant amount of our common stock in connection with their status as a senior executive officer of the Company. We believe this ownership aligns the interests of our executive officers with the long-term interests of stockholders and other stakeholders. In addition, we have a formal stock ownership policy for our executives, which we adopted following our IPO.

Based on these factors, the Compensation Committee, in consultation with management and Cook, concluded that our compensation programs are appropriate for our industry and do not create risks that are reasonably likely to have a material adverse effect on TransUnion.

Compensation Committee Report

The Compensation Committee of the Board of Directors of TransUnion has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew Prozes, Chair

Sumit Rajpal

Steven M. Tadler

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

Messrs. Prozes (Chair), Rajpal and Tadler were the members of the Compensation Committee during 2016. None of these individuals is or has been an officer of the Company, was an employee of the Company during the last fiscal year or as of the date of this report, or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee of the Company. No executive officer of the Company served as a director or on the compensation committee of another entity that had an executive officer serving as a director or on the Compensation Committee of the Company. We are parties to certain transactions with the Sponsors described above in “Corporate Governance and Related Matters—Related Person Transactions.”

EXECUTIVE COMPENSATION

Summary Compensation Table — 2016

The following table presents information regarding the annual compensation for services to us, in all capacities, of our named executive officers. The amounts in the “Stock Awards” and “Option Awards” and “Non-Equity Incentive Plan Compensation” columns are explained in the narrative following “—Grants of Plan-Based Awards—2016.”

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
James M. Peck	2016	950,000	—	6,069,077	—	2,141,300	—	157,092	9,317,469
President & CEO	2015	963,461	—	—	—	2,021,125	—	293,395	3,277,981
	2014	900,000	—	—	—	1,060,200	—	221,995	2,182,195
Samuel A. Hamood Executive Vice President & Chief Financial Officer	2016	550,000	—	2,023,023	—	1,078,000	—	94,266	3,745,289
	2015	548,077	—	—	—	1,017,500	—	73,230	1,638,807
	2014	494,231	50,000	—	—	530,100	—	77,705	1,152,036

Christopher A. Cartwright	2016	700,000	—	1,618,417	—	1,050,000	—	114,931	3,483,348
Executive Vice President, U.S. Information Services	2015	726,923	—	—	—	1,043,000	—	88,188	1,858,111
	2014	700,000	—	—	—	669,375	—	1,190,804	2,560,179

David M. Neenan	2016	450,000	—	1,213,811	—	771,750	—	90,140	2,525,701
Executive Vice President, International	2015	464,231	—	—	—	858,746	—	62,912	1,385,889

John T. Danaher	2016	400,000	—	1,213,811	—	724,000	—	30,096	2,367,907
Executive Vice President, Consumer Interactive	2015	413,462	—	—	—	780,000	—	19,733	1,213,195
	2014	342,281	—	—	380,188	496,650	—	18,752	1,237,871

(1)	The amounts shown in this column represent annual base salary. These amounts are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the TransUnion LLC 401(k) and Supplemental Retirement Plan.
(2)	The amounts shown in this column represent the aggregate grant date “fair value” of stock or option awards granted to the NEO during 2016 and, where applicable, the incremental “fair value” of the subsequent modification computed in accordance with (ASC) Topic 718, Compensation—Stock Compensation. Further details regarding these grants and the assumptions used to determine their “fair value” can be found in the narrative disclosure following the “—Grants of Plan-Based Awards” table below.
(3)	The amounts shown in this column represent amounts paid under the Annual Incentive Plan for the year shown and are paid at the beginning of the following year. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of compensation under the TransUnion 401(k) & Savings Plan and/or the TransUnion LLC 401(k) and Supplemental Retirement Plan.
(4)	Information regarding the amounts shown in this column can be found in the “Detailed Analysis of ‘All Other Compensation’ Column” table and accompanying narrative to that table.

Detailed Analysis of “All Other Compensation” Column

Name	Company Match & Retirement Contribution to Qualified 401(k) Savings Plan(1) ($)	Company Match & Retirement Contribution to Non- Qualified Retirement Plan(2) ($)	Group Term Life(3) ($)	Payment & gross-up on Medicare Tax related to contributions into Non- Qualified Retirement Plan(4) ($)	Company Contributions to Charitable Matching Program (5) ($)	Company Reimbursed Relocation Expenses (6) ($)	Perquisites and Personal Benefits (7) ($)	Total ($)
James M. Peck	18,550	123,106	105	7,640	2,000	—	5,691	157,092

Samuel A. Hamood	18,550	52,899	105	2,385	2,000	—	18,327	94,266

Christopher A. Cartwright	18,550	72,899	105	1,751	2,000	1,513	18,113	114,931

David M. Neenan	18,550	45,845	105	2,094	2,000	—	21,546	90,140

John T. Danaher	18,550	—	105	—	—	—	11,441	30,096

(1)	For 2016, we matched 100% of the first 3% and 50% of the next 2% percent of recognizable compensation (subject to the 2016 Internal Revenue Code limit of $265,000) contributed on a pre-tax basis to the tax-qualified TransUnion 401(k) & Savings Plan. Additionally, in 2016, we made a discretionary 3% retirement contribution of recognizable 2015 compensation, as shown above, to the TransUnion 401(k) & Savings Plan.
(2)	For recognized compensation above the Internal Revenue Code limit of $265,000, we matched 100% of the first 3% and 50% of the next 2% contributed on a pre-tax basis to the TransUnion Retirement and 401(k) Supplemental Plan. Additionally, in 2016 for the 2015 plan year, we made a discretionary 3% retirement contribution of recognizable compensation to the TransUnion Retirement and 401(k) Supplemental Plan.
(3)	We provide life insurance to all full time employees in an amount equal to their annual salary, up to a maximum of $250,000. The expense noted here reflects the cost to TransUnion to provide this benefit.
(4)	Executive contributions made into the non-qualified deferred compensation plan are subject to Medicare tax at a rate of 1.45% (2.35% with the Medicare surcharge). We provide this payment on behalf of the NEO and since the amount paid on behalf of the NEO is taxable to the executive, we “gross up” that payment to cover the tax.
(5)	We provide a dollar for dollar match on all recognized charitable contributions made by all employees, up to a maximum match of $2,000 per calendar year.
(6)	The Company reimbursed Mr. Cartwright for a qualified expense associated with his relocation. The Company did not gross-up this payment and therefore, it was taxable to Mr. Cartwright.
(7)	The amounts in this column are based on the aggregate incremental cost to the Company with respect to tax and financial planning services, annual medical examinations, and non-cash gifts.

Grants of Plan-Based Awards — 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James M. Peck 2016 Bonus		316,825	1,092,500	2,185,000
2016 RSUs	2/19/2016					115,613				2,925,009
2016 PSUs	2/19/2016				28,903	115,612	231,224			3,144,068
Samuel A. Hamood 2016 Bonus		159,500	550,000	1,100,000
2016 RSUs	2/19/2016					38,538				975,011
2016 PSUs	2/19/2016				9,634	38,537	77,074			1,048,012
Christopher Cartwright 2016 Bonus		203,000	700,000	1,400,000
2016 RSUs	2/19/2016					30,830				779,999
2016 PSUs	2/19/2016				7,708	30,830	61,660			838,418
David M. Neenan 2016 Bonus		130,500	450,000	900,000
2016 RSUs	2/19/2016					23,123				585,012
2016 PSUs	2/19/2016				5,781	23,122	46,244			628,799
John T. Danaher 2016 Bonus		116,000	400,000	800,000
2016 RSUs	2/19/2016					23,123				585,012
2016 PSUs	2/19/2016				5,781	23,122	46,244			628,799

(1)	Reflects payment opportunities for the twelve months ended December 31, 2016 under the Annual Bonus Plan described above under “2016 Annual Bonus Plan.” The Annual Bonus Plan is an annual cash incentive opportunity. The threshold amount is the lowest payment opportunity reflecting the lowest level of performance described by the plan (20% of target payout opportunity for any corporate or business Adjusted EBITDA measure, 20% of target payout opportunity for any corporate or business Adjusted Corporate Revenue measure and 50% of target payout opportunity for an individual performance measure). The target amount reflects a 100% payout of target opportunity if both Company and individual performance are at target levels. The maximum reflects 200% payout of target opportunity, payable only upon maximum achievement of all payout components, both financial and individual goals. These amounts are based on the individual’s current salary and position. There is no minimum payment. EBITDA, as Adjusted for bonus plan purposes, was $629.8 million for 2016, resulting in a payout of 200% of target performance since the actual results exceeded targeted performance. Our Further Adjusted Revenue was approximately 102.9% of 2016’s plan, which resulted in a payout of 180% of target performance.
(2)	Reflects restricted stock units (RSUs) and performance share units (PSUs) granted during 2016 under the TransUnion 2015 Omnibus Incentive Plan. The Compensation Committee recommended and the Board approved the awards at its meeting in February 2016. The vesting provision of this award was described above under “Long-Term Incentive Equity Plan – Restricted Stock Units and Performance Share Units.” PSUs are earned, if at all, based on our EBITDA, revenue and TSR performance after a three-year period, as described above under “Long-Term Incentive Equity Plan.”
(3)	No other awards were granted to the NEOs in 2016.
(4)	The amounts shown in this column represent the aggregate grant date “fair value” of stock awards granted to the NEO during 2016. The grant date fair value for each of the RSU awards represents the closing stock price on the grant date. For assumptions made in the valuation, see also Note 14, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. For the equity awards that are subject to a TSR performance condition, the value is computed based upon the probable outcome of such condition. This amount is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
James M. Peck	37,159	1,256,992		4.99	12/31/2022	115,613	3,575,910	231,224	7,151,758
Samuel A. Hamood	144,664	257,181		4.99	8/1/2022	38,538	1,191,980	77,074	2,383,899
Christopher A. Cartwright	187,153	532,667		8.57	8/27/2023	30,830	953,572	61,660	1,907,144
David M. Neenan	8,222	271,328		4.99	9/10/2022	23,123	715,194	46,244	1,430,327
John T. Danaher	19,732	78,931		4.99	8/1/2022
	17,273	69,092		8.57	4/15/2024	23,123	715,194	46,244	1,430,327

(1)	Forty percent (40%) of the options are time vested options and shall vest as follows: twenty percent (20%) shall generally vest on the later of the first anniversary of the award date, or on the first anniversary of the NEO’s hire date. Thereafter, five percent (5%) shall vest on the last day of each subsequent full calendar quarter until all the Time Vested Options have vested. For Messrs. Hamood and Danaher’s 2012 award, the first anniversary was April 30, 2013. For Messrs. Peck, Cartwright, Neenan and Mr. Danaher’s second award, the first anniversary of the award was December 31, 2013, August 19, 2014, September 10, 2013 and April 15, 2015, respectively. The remaining sixty percent (60%) of the options are performance based options and will vest according to the time vesting schedule set forth above and upon attainment of performance criteria as defined in the applicable stock option agreement.
(2)	For Messrs. Peck, Hamood, Neenan and Mr. Danaher’s first award, the option exercise price equals the per share price in the 2012 Change in Control Transaction, as adjusted for a November 1, 2012, dividend payment to stockholders, and the June 2015 stock split, which the Board of Directors determined to be fair market value. Mr. Cartwright’s grant exercise price was equal to the fair market value of the Company’s common stock as of the date of his grant. The grant exercise price of Mr. Danaher’s second award was equal to the fair market value of the Company’s common stock as of the date of his grant.
(3)	RSUs vest on February 15, 2019.
(4)	The market value was determined based on the closing price on December 31, 2016, which was $30.93.
(5)	This represents the maximum (200% of target) number of PSUs granted during 2016. The maximum may be earned based on TransUnion’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2018.

Options Exercised and Stock Vested

The following table sets forth information regarding the exercise of any time-based vested options by payment made to the named executive officers during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Converted (#)	Value Realized On Conversion(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Peck	388,000	10,198,048	—	—
Samuel A. Hamood	—	—	—	—
Christopher A. Cartwright	—	—	—	—
David M. Neenan	41,112	1,076,723	—	—
John T. Danaher	—	—	—	—

(1)	Represents the difference between the exercise price of the stock options and the fair market value of our stock at time of exercise.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2016(1)	Registrant Contributions in 2016(2)	Aggregate Earnings in 2016(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2016
James M. Peck	$143,075	$123,106	$76,740	$—	$844,310
Samuel A. Hamood	69,990	52,899	45,693	—	845,381
Christopher A. Cartwright	30,961	72,899	44,017	—	699,206
David M. Neenan	214,307	45,845	57,269	—	662,156
John T. Danaher	—	—	—	—	—

(1)	Includes amounts reflected under “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above for 2016.
(2)	Amounts included in this column are reflected under “All Other Compensation” in the Summary Compensation Table for 2016.
(3)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2016. Each NEO self-directs the investment of his non-qualified deferred compensation plan account balance into one or more of the available investment funds. Consequently, the value of an NEO’s plan account balance may go up or down based on the performance of the selected investment funds.

Deferred Compensation Plan

This nonqualified plan is a tax deferred compensation program for a limited number of executives, including most of the named executive officers; Mr. Danaher was not a participant in 2016. The deferred compensation plan provides a favorable tax vehicle for deferring cash compensation (base salary and annual incentive payments). Pursuant to the plan, the NEO is able to defer up to 100% of cash compensation received. Amounts deferred are self-directed into one or more of the available investment funds and are credited with gains or losses of the various funds selected by the participant. The plan does not offer any above-market rate of return to the NEO. Upon termination of employment, amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of either 5 or 10 years. Executives are not permitted to take loans from the account. We contribute a match equal to 100% of the first 3% and 50% on the next 2% of the executive’s contributions. Additionally, in 2016, the Company approved a discretionary retirement contribution of an additional 3% of qualified 2015 earnings. Assets in this plan are held in a rabbi trust.

Payments upon Termination and Change-in-Control—2016

The following charts illustrate benefits that the named executive officers would receive upon the occurrence of certain separation scenarios, which are assumed to occur on December 31, 2016. No special payments are made upon resignation, and the named executive officers are not entitled to increase severance payments in the event they are terminated in connection with a change in control. In addition, we do not provide for any gross-up provision on severance payments. Descriptions of the provisions that govern these benefits are set forth following the charts.

Separation(1)

James M. Peck(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	3,063,750			3,063,750
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	31,833			31,833
Life Insurance Payout(5)		250,000
Disability Payments(6)			1,632,000

Total	3,130,583	250,000	1,632,000	3,130,583

(1)	The table excludes (a) any amounts accrued through December 31, 2016, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2016, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	If Mr. Peck is terminated without Cause or he resigns for Good Reason (both defined in the Peck Employment Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the target bonus under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Peck is terminated without Cause or he resigns for Good Reason (both defined in the Peck Employment Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2016 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2016 (a) assuming full disability at December 31, 2016 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Samuel A. Hamood(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	2,396,625			2,396,625
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	32,212			32,212
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,364,000

Total	2,463,837	250,000	2,364,000	2,463,837

(1)	The table excludes (a) any amounts accrued through December 31, 2016, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2016, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Hamood entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the “Hamood Severance Agreement”), which was assumed in connection with the 2012 Change in Control Transaction. If Mr. Hamood is terminated without Cause or he resigns for Good Reason (both defined in the Hamood Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Hamood is terminated without Cause or he resigns for Good Reason (both defined in the Hamood Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2016 (a) assuming full disability at December 31, 2016 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Christopher A. Cartwright(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	2,619,750			2,619,750
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	32,212			32,212
Life Insurance Payout(5)		250,000
Disability Payments(6)			1,944,000

Total	2,686,962	250,000	1,944,000	2,686,962

(1)	The table excludes (a) any amounts accrued through December 31, 2016, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2016, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Cartwright entered into a Severance and Restrictive Covenant Agreement on August 19, 2013 (the “Cartwright Severance Agreement”). If Mr. Cartwright is terminated without Cause or he resigns for Good Reason (both defined in the Cartwright Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Cartwright is terminated without Cause or he resigns for Good Reason (both defined in the Cartwright Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2016, (a) assuming full disability at December 31, 2016, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

David M. Neenan(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,897,872			1,897,872
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	32,212			32,212
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,004,000

Total	1,965,084	250,000	2,004,000	1,965,084

(1)	The table excludes (a) any amounts accrued through December 31, 2016, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2016, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Neenan entered into a Severance and Restrictive Covenant Agreement on September 10, 2012 (the “Neenan Severance Agreement”). If Mr. Neenan is terminated without Cause or he resigns for Good Reason (both defined in the Neenan Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan, or if covered termination occurs prior to two years of actual bonuses, an amount equal to the prior year’s bonus. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Neenan is terminated without Cause or he resigns for Good Reason (both defined in the Neenan Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2016, (a) assuming full disability at December 31, 2016, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

John T. Danaher(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,728,000			1,728,000
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	32,212			32,212
Life Insurance Payout(5)		250,000
Disability Payments(6)			1,800,000

Total	1,795,212	250,000	1,800,000	1,795,212

(1)	The table excludes (a) any amounts accrued through December 31, 2016, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2016, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Danaher entered into a Severance and Restrictive Covenant Agreement on March 23, 2015 (the “Danaher Severance Agreement”). If Mr. Danaher is terminated without Cause or he resigns for Good Reason (both defined in the Danaher Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan, or if covered termination occurs prior to two years of actual bonuses, an amount equal to the prior year’s bonus. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Danaher is terminated without Cause or he resigns for Good Reason (both defined in the Danaher Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2017 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2016, (a) assuming full disability at December 31, 2016, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016, with respect to our equity compensation plans under which common stock is authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
TransUnion Holding Company, Inc. 2012 Management Equity Plan (approved by security holders)	8,779,322	$7.05	—
TransUnion 2015 Omnibus Incentive Plan (approved by security holders)	—	—	4,119,513
TransUnion 2015 Employee Stock Purchase Plan (approved by security holders)	—	—	2,248,480
Equity compensation plans not approved by security holders	—	—	—

Total	8,779,322	$7.05	6,367,993

OTHER INFORMATION

Other Business

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

Proxy Solicitation

The expense of soliciting proxies will be paid by TransUnion. Some of the executive officers and other employees of TransUnion may solicit proxies personally, by telephone, mail, facsimile, or other means of communication, if deemed appropriate. TransUnion will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of TransUnion’s common stock.

Stockholder Proposals for 2018 Annual Meeting and Director Nominations

Under SEC regulations, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2018 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices at 555 West Adams Street, Chicago, Illinois 60661 by November 20, 2017.

Under our Bylaws, and subject to the Amended and Restated Major Stockholders’ Agreement, stockholders wishing to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders (but not include it in our proxy materials), must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices, as follows:

•	Normally, for an Annual Meeting we must receive the notice not less than 90 days or more than 120 days before the first anniversary of the prior year’s meeting. For our 2018 Annual Meeting, we must receive notice no earlier than January 3, 2018 and no later than February 2, 2018.
•	However, if we hold the Annual Meeting on a date that is more than 30 days before or 70 days after such anniversary date, we must receive the notice not earlier than 120 days before such annual meeting and no later than the later of (i) 90 days before such annual meeting and (ii) 10 days after the date on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about both the nominee or proposed business, as applicable, and the stockholder making the nomination or proposal. Any such proposal must also comply with the requirements of Rule 14a-8 of the Exchange Act. A nomination or proposal that does not comply with the foregoing requirements will be disregarded.

Additional Information Available

For stockholders receiving paper copies of this proxy statement, a copy of our 2016 Annual Report (which includes our 2016 Form 10-K) will accompany the proxy statement. For stockholders receiving the Notice only, the proxy statement and our 2016 Annual Report (which includes our 2016 Form 10-K) will be available electronically.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, along with our proxy statement, as filed with the SEC, are also available on our Investor Relations website, www.transunion.com\tru, on the “Financials” page, or you may request a copy of the Annual Report on Form 10-K and/or the proxy statement, without charge, by writing to our Investor Relations department at 555 West Adams Street, Chicago, Illinois 60661.

TransUnion 555 West Adams Street Chicago, Illinois 60661	VOTE BY INTERNET

Before the meeting - go to www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 2, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 2, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:
E19329-P87187	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRANSUNION		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of these director nominees: Vote on Directors
1.	Election of Directors
Nominees:
01) Leo F. Mullin
02) Steven M. Tadler

Vote on Proposal The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as TransUnion’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: By execution of this Proxy Card, the undersigned hereby authorizes the proxies to vote, in their discretion, on any other business that may properly be brought before the meeting or any postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Your signature should appear exactly the same as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2016 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31, 2016) are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

E19330-P87187

TRANSUNION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2017

The undersigned stockholder(s) of TransUnion hereby appoint(s) John W. Blenke and Michael J. Forde, or either of them, as proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TransUnion that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Daylight Time on May 3, 2017, at Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, Pennsylvania 19103, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1